CONSOLIDATED FINANCIAL STATEMENTS AND
MANAGEMENT'S DISCUSSION AND ANALYSIS

VantageSouth Bancshares, Inc. and Subsidiary
As of June 30, 2014 and and December 31, 2013 and for the three and six months ended June 30, 2014 and 2013.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
TABLE OF CONTENTS

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED FINANCIAL STATEMENTS

VANTAGESOUTH BANCSHARES. INC. AND SUBSIDIARY

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
As of June 30, 2014 and December 31, 2013

(Dollars in thousands, except share data)	June 30, 2014	December 31, 2013*
Assets
Cash and due from banks	$38,770	$29,080
Interest-earning deposits with banks	76,125	71,699
Investment securities available for sale, at fair value	394,492	404,388
Investment securities held to maturity	3,119	500
Loans held for sale	10,658	8,663
Loans	1,368,568	1,389,666
Allowance for loan losses	(7,451)	(7,043)
Net loans	1,361,117	1,382,623
Federal Home Loan Bank stock, at cost	8,950	8,929
Premises and equipment, net	44,212	44,875
Bank-owned life insurance	48,700	33,148
Foreclosed assets	9,786	10,518
Deferred tax asset, net	48,783	54,867
Goodwill	26,254	26,254
Other intangible assets, net	5,432	5,883
Accrued interest receivable and other assets	63,071	38,130
Total assets	$2,139,469	$2,119,557

Liabilities
Deposits:
Non-interest demand	$234,370	$220,659
Interest-bearing demand	348,075	351,921
Money market and savings	473,258	467,814
Time	620,336	634,915
Total deposits	1,676,039	1,675,309
Short-term borrowings	140,500	126,500
Long-term debt	69,933	72,921
Accrued interest payable and other liabilities	12,914	12,919
Total liabilities	1,899,386	1,887,649

Stockholders’ Equity
Preferred stock, series A, no par value, 5,000,000 shares authorized, no shares issued or outstanding at June 30, 2014, 24,900 shares issued and outstanding at December 31, 2013	—	24,894
Preferred stock, series B, no par value, no shares issued or outstanding at June 30, 2014, 17,949 shares issued and outstanding at December 31, 2013	—	17,891
Common stock, $0.001 par value, 75,000,000 shares authorized; 55,269,712 and 46,037,685 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	55	46
Common stock warrants	—	1,457
Additional paid-in capital	233,010	188,908
Retained earnings	8,166	2,885
Accumulated other comprehensive loss	(1,148)	(4,173)
Total stockholders' equity	240,083	231,908
Total liabilities and stockholders' equity	$2,139,469	$2,119,557

*  Derived from audited consolidated financial statements.

See accompanying Notes to Consolidated Financial Statements.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three and Six Months Ended June 30, 2014 and 2013

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Interest income
Loans	$19,803	$20,376	$39,709	$31,073
Investment securities	1,992	2,005	3,977	2,820
Federal funds sold and interest-earning deposits	26	21	52	37
Total interest income	21,821	22,402	43,738	33,930
Interest expense
Deposits	1,657	1,619	3,316	2,921
Short-term borrowings	95	42	173	54
Long-term debt	1,029	313	2,060	583
Total interest expense	2,781	1,974	5,549	3,558
Net interest income	19,040	20,428	38,189	30,372
Provision for loan losses	464	1,492	1,754	3,432
Net interest income after provision for loan losses	18,576	18,936	36,435	26,940
Non-interest income
Service charges and fees on deposit accounts	1,487	1,525	2,802	2,040
Government-guaranteed lending	2,121	1,058	4,462	2,177
Mortgage banking	530	1,096	848	1,487
Bank-owned life insurance	389	310	695	505
Gain on sales of available for sale securities	217	123	217	1,215
Gain on acquisition	—	7,382	—	7,382
Other	523	743	910	893
Total non-interest income	5,267	12,237	9,934	15,699
Non-interest expense
Salaries and employee benefits	8,574	11,009	17,588	17,000
Occupancy and equipment	2,523	2,408	5,159	3,955
Data processing	991	1,075	2,021	1,719
FDIC deposit insurance premiums	365	400	755	627
Professional services	594	914	1,138	1,411
Foreclosed asset expenses, net	151	79	414	262
Loan, collection, and repossession expense	350	792	1,029	1,253
Merger and conversion costs	1,968	11,961	3,177	13,562
Restructuring charges	93	—	929	—
Other	2,186	2,502	4,316	4,018
Total non-interest expense	17,795	31,140	36,526	43,807
Income (loss) before income taxes	6,048	33	9,843	(1,168)
Income tax expense (benefit)	2,504	(2,808)	4,185	(3,203)
Net income	3,544	2,841	5,658	2,035
Dividends and accretion on preferred stock	—	705	377	1,074
Net income available to common stockholders	$3,544	$2,136	$5,281	$961

Net income per common share
Basic	$0.06	$0.05	$0.10	$0.02
Diluted	$0.06	$0.05	$0.10	$0.02

Weighted average common shares outstanding
Basic	55,259,830	45,916,707	53,676,373	40,865,433
Diluted	55,563,960	45,935,330	53,971,712	40,883,775

See accompanying Notes to Consolidated Financial Statements.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
For the Three and Six Months Ended June 30, 2014 and 2013

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2014	2013	2014	2013

Net income	$3,544	$2,841	$5,658	$2,035
Other comprehensive income (loss):
Securities available for sale:
Unrealized holding gains (losses) on available for sale securities	4,067	(10,435)	7,380	(10,502)
Tax effect	(1,568)	4,023	(2,845)	4,049
Reclassification of gains on sales of securities recognized in earnings	(217)	(123)	(217)	(1,215)
Tax effect	84	47	84	468
Net of tax amount	2,366	(6,488)	4,402	(7,200)
Cash flow hedges:
Unrealized gains (losses) on cash flow hedges	(1,292)	3,960	(2,241)	4,050
Tax effect	498	(1,525)	864	(1,559)
Net of tax amount	(794)	2,435	(1,377)	2,491
Total other comprehensive income (loss)	1,572	(4,053)	3,025	(4,709)
Comprehensive income (loss)	$5,116	$(1,212)	$8,683	$(2,674)

See accompanying Notes to Consolidated Financial Statements.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)
For the Six Months Ended June 30, 2014

	Preferred Stock, Series A		Preferred Stock, Series B		Common Stock		Common Stock Warrants	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Stockholders’ Equity
(Dollars in thousands)	Shares	Amount	Shares	Amount	Shares	Amount

Balance at December 31, 2013	24,900	$24,894	17,949	$17,891	46,037,685	$46	$1,457	$188,908	$2,885	$(4,173)	$231,908
Net income	—	—	—	—	—	—	—	—	5,658	—	5,658
Other comprehensive income	—	—	—	—	—	—	—	—	—	3,025	3,025
Stock-based compensation	—	—	—	—	—	—	—	280	—	—	280
Common stock issuance, net of issuance costs	—	—	—	—	9,197,475	9	—	44,457	—	—	44,466
Stock options exercised	—	—	—	—	34,552	—	—	137	—	—	137
Contribution from parent	—	—	—	—	—	—	—	323	—	—	323
Preferred stock repurchase	(24,900)	(24,900)	(17,949)	(17,949)	—	—	—	—	—	—	(42,849)
Repurchase of common stock warrants	—	—	—	—	—	—	(1,457)	(1,095)	—	—	(2,552)
Accretion of discount on preferred stock	—	6	—	58	—	—	—	—	(64)	—	—
Preferred stock dividends	—	—	—	—	—	—	—	—	(313)	—	(313)
Balance at June 30, 2014	—	$—	—	$—	55,269,712	$55	$—	$233,010	$8,166	$(1,148)	$240,083

See accompanying Notes to Consolidated Financial Statements.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
For the Six Months Ended June 30, 2014 and 2013

	Six Months Ended June 30,
(Dollars in thousands)	2014	2013
Cash flows from operating activities
Net income	$5,658	$2,035
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	280	384
Provision for loan losses	1,754	3,432
Accretion of acquisition discount on purchased loans	(10,035)	(9,724)
Depreciation	1,569	1,081
Amortization of core deposit intangible	451	339
Amortization of acquisition premium on time deposits	(1,168)	(1,449)
(Amortization) accretion of acquisition (premium) discount on long-term debt	(18)	17
Gain on acquisition	—	(7,382)
Gain on mortgage loan commitments	58	(147)
Gain on sales of loans held for sale	(4,998)	(3,165)
Originations of loans held for sale	(67,117)	(129,694)
Proceeds from sales of loans held for sale	70,120	141,554
Increase in cash surrender value of bank-owned life insurance	(552)	(417)
Deferred income taxes	4,185	(3,203)
Gain on sales of available for sale securities	(217)	(1,215)
Net amortization of premiums on available for sale securities	1,229	748
Net loss on disposal of foreclosed assets	12	3
Valuation adjustments on foreclosed assets	105	263
Gains from change in fair value of interest rate swaps	—	(106)
Change in assets and liabilities:
(Increase) decrease in accrued interest receivable	730	(481)
(Increase) decrease in other assets	(2,156)	5,742
Increase (decrease) in accrued interest payable	271	(118)
Decrease in other liabilities	(12)	(1,985)
Net cash provided by (used in) operating activities	149	(3,488)
Cash flows from investing activities
Purchases of securities available for sale	(12,042)	(153,028)
Purchases of securities held to maturity	(3,119)	—
Proceeds from maturities and repayments of securities available for sale	16,833	16,566
Proceeds from call of securities held to maturity	500	—
Proceeds from sales of securities available for sale	11,256	174,326
Loan originations and principal collections, net	26,140	(101,426)
Proceeds from sales of loans	1,159	—
Purchases of trade accounts receivable, net	(25,812)	—
Purchases of premises and equipment	(906)	(2,191)
Proceeds from disposal of foreclosed assets	3,103	2,947
Net cash received in acquisition of ECB Bancorp, Inc.	—	24,008
Purchases of Federal Home Loan Bank stock	(21)	(1,447)
Purchase of bank-owned life insurance	(15,000)	—
Net cash provided by (used in) investing activities	2,091	(40,245)

	Six Months Ended June 30,
(Dollars in thousands)	2014	2013
Cash flows from financing activities
Net increase in deposits	$1,898	$46,812
Repayments of short-term borrowings, net	11,000	26,218
Proceeds from issuance of long-term debt, net	30	9,000
Proceeds from issuance of common stock, net of issuance costs	44,466	—
Proceeds from exercise of stock options	137	99
Repurchase of preferred stock	(42,849)	—
Restricted stock, canceled for tax withholding	—	(205)
Repurchase of common stock warrants	(2,552)	—
Capital contribution from Piedmont Community Bank Holdings, Inc.	323	—
Dividends paid on preferred stock	(577)	(846)
Net cash provided by financing activities	11,876	81,078
Net change in cash and cash equivalents	14,116	37,345
Cash and cash equivalents, beginning of period	100,779	50,463
Cash and cash equivalents, end of period	$114,895	$87,808

SUPPLEMENTAL DISCLOSURES:
Cash payments for:
Interest	$6,464	$2,810
Income taxes	—	—
Noncash investing activities:
Transfers of loans to foreclosed assets	$2,488	$2,635
Change in fair value of securities available for sale, net of tax	4,402	(7,200)
Change in fair value of cash flow hedge, net of tax	(1,377)	2,491

See accompanying Notes to Consolidated Financial Statements.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

NOTE A – BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements include the accounts of VantageSouth Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, VantageSouth Bank. The Company is a subsidiary of Piedmont Community Bank Holdings, Inc. ("Piedmont"), and its headquarters are located in Raleigh, North Carolina. In July 2013, the Company changed its name from Crescent Financial Bancshares, Inc. to VantageSouth Bancshares, Inc. The interim unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). They do not include all of the information and footnotes required by such accounting principles for complete financial statements, and therefore should be read in conjunction with the audited consolidated financial statements and accompanying footnotes in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Company’s 2013 Form 10-K”).

In the opinion of management, all adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been included, and all intercompany transactions have been eliminated in consolidation. Results of operations for the six months ended June 30, 2014 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2014. The consolidated balance sheet as of December 31, 2013 has been derived from the audited consolidated financial statements contained in the Company’s 2013 Form 10-K. A description of the significant accounting policies followed by the Company are as set forth in Note B of the Notes to Consolidated Financial Statements in the Company’s 2013 Form 10-K.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Recently Adopted and Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for annual reporting periods, and interim periods within that period, beginning after December 15, 2016 and early adoption is not permitted. Adoption of this update is not expected to have a material impact on the Company’s financial position or results of operations but may impact future financial statement disclosures.

In January 2014, the FASB issued ASU 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this update are effective for periods beginning after December 15, 2014. Adoption of this update is not expected to have a material impact on the Company’s financial position or results of operations.

In January 2014, the FASB issued ASU 2014-01, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects. The amendments in this update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The amendments in this update are effective for periods beginning after December 15, 2014. Adoption of this update is not expected to have a material impact on the Company’s financial position or results of operations.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this update require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments were effective for periods beginning after December 15, 2012. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, Intangibles – Goodwill and Other (Topic 350) – Testing Indefinite-Lived Intangible Assets for Impairment. The amendments in this update give entities the option to first assess qualitative factors to determine whether the existence of events or circumstances lead to a determination that it is more likely than not that an indefinite-lived intangible asset, other than goodwill, is impaired. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that an indefinite-lived intangible asset is impaired, then the entity must perform the quantitative impairment test. Permitting an entity to assess qualitative factors when testing indefinite-lived intangible assets for impairment results in guidance that is similar to the goodwill impairment testing guidance in ASU 2011-08. The amendments were effective beginning January 1, 2013. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

NOTE B – PER SHARE RESULTS

Basic and diluted net income per share are computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted net income per share reflects the potential dilution that could occur if common stock options and warrants were exercised, resulting in the issuance of common stock that then shared in the net income of the Company.

Basic and diluted net income per share have been computed based upon net income available to common stockholders as presented in the accompanying consolidated statements of operations divided by the weighted average number of common shares outstanding or assumed to be outstanding as summarized below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Weighted average number of common shares	55,259,830	45,916,707	53,676,373	40,865,433
Effect of dilutive stock options and warrants	304,130	18,623	295,339	18,342
Weighted average number of common shares and dilutive potential common shares	55,563,960	45,935,330	53,971,712	40,883,775

Anti-dilutive stock options	21,417	114,975	21,417	114,975
Anti-dilutive warrant	—	1,348,398	—	1,348,398

NOTE C – MERGERS AND ACQUISITIONS

ECB Bancorp, Inc. Merger

On April 1, 2013, the Company completed the merger of ECB Bancorp, Inc. ("ECB") with and into the Company (the "ECB Merger"). The ECB Merger was completed pursuant to an Agreement and Plan of Merger dated as of September 25, 2012 (the "Merger Agreement"). Immediately following the ECB Merger, The East Carolina Bank, a wholly-owned subsidiary of ECB, was merged with and into VantageSouth Bank. Upon the closing of the ECB Merger, each outstanding share of ECB common stock was converted into the right to receive 3.55 shares of common stock of the Company. The aggregate merger consideration consisted of 10.3 million shares of the Company’s common stock. Based upon the market price of the Company’s common stock immediately prior to the ECB Merger, the transaction value was $40,629.

Pursuant to the Merger Agreement, the Company agreed to exchange each share of ECB’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, into one share of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B ("Series B Preferred Stock"). The Series B Preferred Stock was redeemed by the Company in February 2014. At the closing of the ECB Merger, the Company also issued a warrant to purchase 514,693.2 shares of the Company’s common stock to the U.S. Department of the Treasury (“Treasury”) in exchange for the warrant issued by ECB to Treasury on January 16, 2009 to purchase 144,984 shares of ECB’s common stock. The warrant issuance reflected the exchange ratio associated with the ECB Merger.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The following table presents the ECB assets acquired, liabilities assumed and other equity interests as of April 1, 2013 as well as the calculation of the transaction purchase price and gain on acquisition. The Company had a one-year measurement period from the acquisition date to finalize the recorded fair values of net assets acquired.

	As Reported by ECB at April 1, 2013	Initial Fair Value Adjustments		Measurement Period Adjustments		As Reported by the Company at April 1, 2013
Assets:
Cash and cash equivalents	$24,008	$—		$—		$24,008
Investment securities available for sale	289,058	301	(a)	—		289,359
Loans held for sale	3,857	9,790	(b)	(191)	(m)	13,456
Loans, net	483,474	(30,420)	(c)	—		453,054
Federal Home Loan Bank stock, at cost	3,150	—		—		3,150
Premises and equipment, net	25,633	(1,177)	(d)	135	(m)	24,591
Bank-owned life insurance	12,249	—		—		12,249
Foreclosed assets	7,090	(717)	(e)	(305)	(m)	6,068
Deferred tax asset, net	6,986	9,082	(f)	540	(m)	16,608
Other intangible assets, net	—	4,307	(g)	—		4,307
Other assets	10,423	(665)	(h)	(922)	(m)	8,836
Total assets	865,928	(9,499)		(743)		855,686
Liabilities:
Deposits	$731,926	$4,188	(i)	$—		$736,114
Short-term borrowings	34,284	—		—		34,284
Long-term debt	16,000	460	(j)	—		16,460
Other liabilities	2,867	148	(k)	116	(m)	3,131
Total liabilities	785,077	4,796		116		789,989
Net assets acquired	80,851	(14,295)		(859)		65,697
Other equity interests:
Preferred stock	17,660	(107)	(l)	—		17,553
Common stock warrant	878	(745)	(l)	—		133
Total other equity interests	18,538	(852)		—		17,686
Gain on acquisition						7,382
Purchase price						$40,629

Explanation of fair value adjustments
(a) Adjustment reflects opening fair value of securities portfolio, which was established as the new book basis of the portfolio.
(b) Adjustment reflect the reclassification of the fair value of certain loans identified by management as being held for sale at acquisition.
(c) Adjustment reflects the estimated lifetime credit losses on the loan portfolio, the present value of the differences between contractual interest rates and market interest rates, and a reclassification of certain loans that were identified as held for sale at acquisition.
(d) Adjustment reflects fair value adjustments on certain acquired branch offices as well as certain software and computer equipment.
(e) Adjustment reflects the write down of certain foreclosed assets based on current estimates of property values given current market conditions and additional discounts based on the Company's planned disposition strategy.
(f) Adjustment reflects the tax impact of acquisition accounting fair value adjustments.
(g) Adjustment reflects the fair value of the acquired core deposit intangible.
(h) Adjustment reflects the impact of fair value adjustments on other assets, which include the write down of certain unusable prepaid expenses and the elimination of accrued interest on purchased credit-impaired loans.
(i) Adjustment reflects the fair value premium on time deposits, which was calculated by discounting future contractual interest payments at a current market interest rate.
(j) Adjustment reflects the fair value premium on FHLB advances, which was calculated by discounting future contractual interest payments at a current market interest rate. This fair value premium is also consistent with the prepayment penalty the FHLB would charge to terminate the advance.
(k) Adjustment reflects the impact of fair value adjustments on other liabilities, which primarily includes the accrual of a preferred stock dividend at acquisition.
(l) Amount reflects the adjustment to record other equity interests at fair value. The fair value of preferred stock issued to Treasury was estimated using by discounting future contractual dividend payments at a current market interest rate for preferred stocks of issuers with similar risk. The assumed liquidation date of the preferred stock was February 15, 2014, which was the date the

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

dividend reset from 5 to 9 percent. The fair value of the common stock warrant issued to Treasury was estimated using a Black-Scholes option pricing model assuming a warrant life through the dividend reset date.
(m) Adjustments reflect changes to acquisition date fair values of certain assets based on additional information received post-acquisition within the measurement period. Measurement period adjustments included tax-effected adjustments to reduce the fair value of a non-marketable investment, to dispose of other assets with no value at the merger, to reduce the fair value of certain distressed loans held for sale, to reduce the fair value of certain other real estate owned, to recognize a liability for outstanding ECB employee credit card balances, and to increase the fair value of a bank-owned office.

Yadkin Financial Corporation Merger

On July 4, 2014, the Company and Piedmont completed the merger with Yadkin Financial Corporation (“Yadkin”) under which the Company and Piedmont each merged with and into Yadkin (referred to collectively as the “Yadkin Merger”). The Yadkin Merger was completed pursuant to an Agreement and Plan of Merger dated January 27, 2014, by and among the Company, Yadkin and Piedmont (as amended, the “Merger Agreement”). Immediately following the completion of the Yadkin Merger, VantageSouth Bank was merged with and into Yadkin Bank with Yadkin Bank surviving as the wholly-owned banking subsidiary of Yadkin.

Pursuant to the Merger Agreement, each outstanding share of VantageSouth common stock (other than shares held by Piedmont which were cancelled) was converted into the right to receive 0.3125 shares of Yadkin’s voting common stock. Each outstanding share of Piedmont common stock was converted into the right to receive, for each share, (i) 6.28597 shares of Yadkin’s voting common stock; (ii) $6.6878 in cash; and (iii) a right to receive a pro rata portion of certain shares of the Yadkin’s voting common stock at a later date if such shares do not become payable under the Piedmont Phantom Equity Plan. The Piedmont Phantom Equity Plan, which is a type of deferred compensation plan, has been assumed by Yadkin. A total of 856,447 shares of Yadkin’s voting common stock that otherwise would have been issued to Piedmont stockholders as merger consideration if the Piedmont Phantom Equity Plan did not exist has been issued to a rabbi trust established by Yadkin to serve as a source of payment for both (i) payments due under the Piedmont Phantom Equity Plan and (ii) contingent merger consideration payable to former holders of Piedmont common stock. Yadkin issued approximately 17,271,145 shares of voting common stock in connection with the Yadkin Merger, which represents approximately 55 percent of the voting interests in Yadkin. Based upon the $19.41 per share closing price of Yadkin’s common stock on July 3, 2014, the transaction value was $279,118.

The Yadkin Merger will be accounted for as a reverse acquisition in accordance with the provisions of FASB ASC Topic 805-10, Business Combinations. Management is undertaking a comprehensive review and determination of the fair value of the assets and liabilities of the Company to ensure that they conform to the measurement and reporting guidance as set forth for the accounting for business combinations. Determining the fair value of assets and liabilities, especially in the loan portfolio and foreclosed real estate, is a complicated process involving significant judgment regarding estimates and assumptions used to calculate estimated fair values. Accordingly, the initial accounting for the Yadkin Merger is not complete. Management is also undertaking a comprehensive review of the classification of certain assets and liabilities to ensure that they conform to the Company’s current policies and reporting practices. As a result of these efforts, the value and classification of certain assets and liabilities may vary in subsequent reporting periods.

Future filings will include the financial statements of Piedmont (consolidated with VantageSouth) for all periods presented, with recognition of Yadkin’s activity from the date the Yadkin Merger was completed. The financial results for Yadkin will not be included in future filings for all periods prior to the date of the Yadkin Merger.

The table below presents supplemental pro forma information as if the Yadkin Merger had occurred at the beginning of the earliest period presented, which was January 1, 2013. Pro forma results include adjustments for amortization and accretion of preliminary estimated fair value adjustments and do not include any projected cost savings or other anticipated benefits of the merger. Therefore, the pro forma financial information is not indicative of the results of operations that would have occurred had the transaction(s) been effected on the assumed date.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
Supplemental pro forma information	2014	2013	2014	2013

Net interest income	$38,316	$39,833	$76,401	$68,205

Net income	$9,890	$9,326	$18,095	$14,614

Net income available to common stockholders	$9,282	$8,736	$16,928	$13,579

Basic income per common share	$0.29	$0.31	$0.55	$0.50

Diluted income per common share	$0.29	$0.31	$0.54	$0.50

Weighted average basic common shares outstanding	31,486,304	28,554,194	30,988,416	26,970,712

Weighted average diluted common shares outstanding	31,642,902	28,578,395	31,140,464	26,976,444

NOTE D – INVESTMENT SECURITIES

The following tables summarize the amortized cost, gross unrealized gains and losses, and fair value of investment securities available for sale and held to maturity by major classification.

	June 30, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. government-sponsored enterprise securities	$4,976	$—	$62	$4,914
SBA-guaranteed securities	61,572	54	530	61,096
Residential mortgage-backed securities (MBS)	212,350	225	5,200	207,375
Corporate bonds	113,835	1,904	161	115,578
Commercial MBS	3,624	56	—	3,680
Municipal obligations - non-taxable	600	1	—	601
Other debt securities	498	—	—	498
Marketable equity securities	538	212	—	750
Total securities available for sale	$397,993	$2,452	$5,953	$394,492

Securities held to maturity:
Municipal obligations - non-taxable	$3,119	$23	$—	$3,142

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. government-sponsored enterprise securities	$14,834	$—	$161	$14,673
SBA-guaranteed securities	66,579	52	751	65,880
Residential MBS	216,818	69	11,627	205,260
Corporate bonds	109,423	1,800	483	110,740
Commercial MBS	5,867	71	—	5,938
Municipal obligations – non-taxable	600	1	—	601
Other debt securities	253	—	—	253
Marketable equity securities	677	366	—	1,043
Total securities available for sale	$415,051	$2,359	$13,022	$404,388

Securities held to maturity:
Corporate bonds	$500	$—	$—	$500

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The following tables summarize gross unrealized losses and fair values, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
June 30, 2014
U.S. government-sponsored enterprise securities	$—	$—	$4,915	$62	$4,915	$62
SBA-guaranteed securities	1,222	2	47,297	528	48,519	530
Residential MBS	13,141	65	176,840	5,135	189,981	5,200
Corporate bonds	4,947	33	5,986	128	10,933	161
Total temporarily impaired securities	$19,310	$100	$235,038	$5,853	$254,348	$5,953

December 31, 2013
U.S. government-sponsored enterprise securities	$14,673	$161	$—	$—	$14,673	$161
SBA-guaranteed securities	57,277	751	—	—	57,277	751
Residential MBS	198,885	11,627	—	—	198,885	11,627
Corporate bonds	19,420	483	—	—	19,420	483
Total temporarily impaired securities	$290,255	$13,022	$—	$—	$290,255	$13,022

All residential MBSs in the investment portfolio as of June 30, 2014 and December 31, 2013 were issued and backed by government-sponsored enterprises ("GSEs"). Unrealized losses on investment securities as of June 30, 2014 related to 60 residential MBSs issued by GSEs, 21 SBA-guaranteed securities, 3 investment grade corporate bonds, and 1 GSE securities. Unrealized losses on investment securities at December 31, 2013 related to 65 residential MBSs issued by GSEs, 23 SBA-guaranteed securities, 6 investment grade corporate bonds, and 2 GSE securities. As of June 30, 2014, seventy-seven securities had been in an unrealized loss position for more than a twelve month period. The Company had $33 in unrealized losses on corporate bonds at quarter end, which were the only securities in a loss position that were not issued or guaranteed by a U.S. government agency or GSE. These corporate bonds were all issued by large national or international financial institutions, and the Company does not believe the unrealized losses on these bonds were due to issuer-related credit events.

The securities in an unrealized loss position as of June 30, 2014 continue to perform and are expected to perform through maturity, and the issuers have not experienced significant adverse events that would call into question their ability to repay these debt obligations according to contractual terms. Further, because the Company does not intend to sell these investments and does not believe that it will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, unrealized losses on such securities were not considered to represent other-than-temporary impairment as of June 30, 2014.

As of June 30, 2014, the Company held no individual investment securities with an aggregate book value greater than 10 percent of total stockholders’ equity. As of June 30, 2014 and December 31, 2013, investment securities with carrying values of $244,277 and $226,048, respectively, were pledged to secure public deposits, borrowings and for other purposes required or permitted by law.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The amortized cost and fair values of securities available for sale, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2014		December 31, 2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale:
Due within one year	$2,642	$2,696	$677	$678
Due after one year through five years	177,520	178,529	182,777	182,713
Due after five years through ten years	174,853	171,511	173,624	166,765
Due after ten years	42,440	41,007	57,296	53,189
Equity securities	538	749	677	1,043
	$397,993	$394,492	$415,051	$404,388
Securities held to maturity:
Due after one year through five years	$—	$—	$500	$500
Due after five years through ten years	1,479	1,493	—	—
Due after ten years	1,640	1,649	—	—
	$3,119	$3,142	$500	$500

The following table summarizes securities gains (losses) for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Gross gains on sales of securities available for sale	$217	$157	$217	$1,249
Gross losses on sales of securities available for sale	—	(34)	—	(34)
Total securities gains	$217	$123	$217	$1,215

NOTE E – LOANS AND ALLOWANCE FOR LOAN LOSSES

The following table summarizes the Company's loans by type.

	June 30, 2014	December 31, 2013
Commercial:
Commercial real estate	$640,479	$670,084
Commercial and industrial	230,233	230,614
Construction and development	195,373	173,870
Consumer:
Residential real estate	191,641	190,344
Construction and development	15,076	22,520
Home equity	89,039	94,390
Other consumer	7,097	8,332
Gross loans	1,368,938	1,390,154
Less:
Deferred loan fees	(370)	(488)
Allowance for loan losses	(7,451)	(7,043)
Net loans	$1,361,117	$1,382,623

As of June 30, 2014 and December 31, 2013, loans with a recorded investment of $457,182 and $424,414, respectively, were pledged to secure borrowings or available lines of credit with correspondent banks.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Purchased Credit-Impaired Loans

Loans for which it is probable at acquisition that all contractually required payments will not be collected are considered purchased credit-impaired ("PCI") loans. The following table relates to PCI loans acquired in the ECB Merger and summarizes the contractually required payments, which includes principal and interest, expected cash flows to be collected, and the fair value of acquired PCI loans at the ECB Merger date.

April 1, 2013

Contractually required payments	$61,801
Nonaccretable difference	(11,433)
Cash flows expected to be collected at acquisition	50,368
Accretable yield	(4,242)
Fair value of PCI loans at acquisition	$46,126

The following table summarizes changes in accretable yield, or income expected to be collected, related to all of the Company's PCI loans for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Balance, beginning of period	$23,415	$25,444	$25,349	$27,632
Loans purchased	—	4,252	—	4,252
Accretion of income	(2,971)	(3,887)	(6,048)	(7,336)
Reclassifications from nonaccretable difference	324	884	2,474	2,646
Other, net	(559)	(595)	(1,566)	(1,096)
Balance, end of period	$20,209	$26,098	$20,209	$26,098

The outstanding balance of PCI loans consists of the undiscounted sum of all amounts, including amounts deemed principal, interest, fees, penalties, and other under the loan, owed by the borrower at the reporting date, whether or not currently due and whether or not any such amounts have been written or charged off. The outstanding balance of PCI loans was $175,773 and $197,796 as of June 30, 2014 and December 31, 2013, respectively.

Purchased Non-impaired Loans

Purchased non-impaired loans are also recorded at fair value at acquisition, and the related fair value discount or premium is recognized as an adjustment to yield over the remaining life of each loan. The following table relates to purchased non-impaired loans acquired in the ECB Merger and provides the contractually required payments, fair value, and estimate of contractual cash flows not expected to be collected at the ECB Merger date.

April 1, 2013

Contractually required payments	$499,963

Fair value of acquired loans at acquisition	$406,928

Contractual cash flows not expected to be collected	$10,098

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Allowance for Loan Losses

The following tables summarize the activity in the allowance for loan losses for the periods presented.

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Residential Real Estate	Consumer Construction	Home Equity	Other Consumer	Total
Three months ended June 30, 2014:
Beginning balance	$2,280	$782	$1,610	$1,726	$214	$503	$98	$7,213
Charge-offs	—	(205)	—	(11)	—	(83)	(36)	(335)
Recoveries	1	23	2	13	—	64	6	109
Provision for loan losses	272	278	(219)	58	(33)	77	31	464
Ending balance	$2,553	$878	$1,393	$1,786	$181	$561	$99	$7,451

Six months ended June 30, 2014:
Beginning balance	$2,419	$805	$1,400	$1,673	$187	$476	$83	$7,043
Charge-offs	(242)	(446)	(196)	(207)	—	(271)	(132)	(1,494)
Recoveries	5	28	2	24	—	76	13	148
Provision for loan losses	371	491	187	296	(6)	280	135	1,754
Ending balance	$2,553	$878	$1,393	$1,786	$181	$561	$99	$7,451

Three months ended June 30, 2013:
Beginning balance	$2,584	$831	$1,005	$959	$17	$114	$17	$5,527
Charge-offs	—	(18)	(57)	(231)	—	(210)	(135)	(651)
Recoveries	4	—	38	9	—	3	3	57
Provision for loan losses	481	542	13	115	17	179	145	1,492
Ending balance	$3,069	$1,355	$999	$852	$34	$86	$30	$6,425

Six months ended June 30, 2013:
Beginning balance	$1,524	$798	$597	$940	$18	$85	$36	$3,998
Charge-offs	(14)	(77)	(117)	(424)	—	(302)	(218)	(1,152)
Recoveries	18	8	47	62	—	5	7	147
Provision for loan losses	1,541	626	472	274	16	298	205	3,432
Ending balance	$3,069	$1,355	$999	$852	$34	$86	$30	$6,425

The following tables summarize the ending allowance for loans losses and the recorded investment in loans by portfolio segment and impairment method.

	June 30, 2014
	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Residential Real Estate	Consumer Construction	Home Equity	Other Consumer	Total
Allowance for loan losses:
Ending balance:
Individually evaluated for impairment	$355	$130	$123	$22	$—	$3	$—	$633
Collectively evaluated for impairment	1,405	715	1,169	776	181	403	87	4,736
Purchased credit-impaired	793	33	101	988	—	155	12	2,082
Total	$2,553	$878	$1,393	$1,786	$181	$561	$99	$7,451

Loans:
Ending balance:
Individually evaluated for impairment	$7,637	$1,475	$1,445	$1,695	$—	$416	$—	$12,668
Collectively evaluated for impairment	534,725	220,037	168,544	167,517	13,603	87,342	6,812	1,198,580
Purchased credit-impaired	98,117	8,721	25,384	22,429	1,473	1,281	285	157,690
Total	$640,479	$230,233	$195,373	$191,641	$15,076	$89,039	$7,097	$1,368,938

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

	December 31, 2013
	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Residential Real Estate	Consumer Construction	Home Equity	Other Consumer	Total
Allowance for loan losses:
Ending balance:
Individually evaluated for impairment	$57	$323	$—	$—	$—	$270	$2	$652
Collectively evaluated for impairment	1,322	482	1,139	688	187	153	59	4,030
Purchased credit-impaired	1,040	—	261	985	—	53	22	2,361
Total	$2,419	$805	$1,400	$1,673	$187	$476	$83	$7,043

Loans:
Ending balance:
Individually evaluated for impairment	$4,590	$343	$2,609	$695	$242	$424	$13	$8,916
Collectively evaluated for impairment	562,081	219,251	137,911	164,106	20,447	92,592	7,982	1,204,370
Purchased credit-impaired	103,413	11,020	33,350	25,543	1,831	1,374	337	176,868
Total	$670,084	$230,614	$173,870	$190,344	$22,520	$94,390	$8,332	$1,390,154

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. The Company uses the following general definitions for risk ratings:

•	Pass. These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•
Special Mention. Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

•
Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•
Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The following tables summarize the risk category of loans by class of loans.

	Pass	Special Mention	Substandard	Doubtful	Total
June 30, 2014
Non-PCI Loans
Commercial:
Real estate	$506,226	$25,890	$10,246	$—	$542,362
Commercial and industrial	212,589	4,580	4,343	—	221,512
Construction and development	165,429	2,687	1,873	—	169,989
Consumer:
Residential real estate	155,840	7,169	6,203	—	169,212
Construction and development	12,540	824	239	—	13,603
Home equity	82,602	2,224	2,932	—	87,758
Other consumer	6,479	144	189	—	6,812
Total	$1,141,705	$43,518	$26,025	$—	$1,211,248

PCI Loans
Commercial:
Real estate	$49,827	$35,221	$13,069	$—	$98,117
Commercial and industrial	7,220	1,002	499	—	8,721
Construction and development	5,025	14,726	4,872	761	25,384
Consumer:
Residential real estate	12,206	5,617	4,587	19	22,429
Construction and development	233	362	878	—	1,473
Home equity	26	753	502	—	1,281
Other consumer	12	265	8	—	285
Total	$74,549	$57,946	$24,415	$780	$157,690

	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2013
Non-PCI Loans
Commercial:
Real estate	$532,669	$24,245	$9,757	$—	$566,671
Commercial and industrial	210,382	5,195	3,993	24	219,594
Construction and development	134,074	3,400	2,847	199	140,520
Consumer:
Residential real estate	153,123	7,812	3,866	—	164,801
Construction and development	19,566	921	202	—	20,689
Home equity	87,891	2,524	2,601	—	93,016
Other consumer	7,773	43	179	—	7,995
Total	$1,145,478	$44,140	$23,445	$223	$1,213,286

PCI Loans
Commercial:
Real estate	$53,900	$35,399	$14,114	$—	$103,413
Commercial and industrial	7,921	2,382	669	48	11,020
Construction and development	9,666	17,408	5,200	1,076	33,350
Consumer:
Residential real estate	13,794	7,070	4,658	21	25,543
Construction and development	212	510	1,109	—	1,831
Home equity	28	850	496	—	1,374
Other consumer	21	281	35	—	337
Total	$85,542	$63,900	$26,281	$1,145	$176,868

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The following tables summarize the past due status of the loan portfolio (excluding PCI loans) based on contractual terms.

	30-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans
June 30, 2014
Non-PCI Loans
Commercial:
Real estate	$684	$2,720	$3,404	$538,958	$542,362
Commercial and industrial	1,240	2,066	3,306	218,206	221,512
Construction and development	1,049	12	1,061	168,928	169,989
Consumer:
Residential real estate	1,213	2,301	3,514	165,698	169,212
Construction and development	782	165	947	12,656	13,603
Home equity	755	424	1,179	86,579	87,758
Other consumer	136	120	256	6,556	6,812
Total	$5,859	$7,808	$13,667	$1,197,581	$1,211,248

	30-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans
December 31, 2013
Non-PCI Loans
Commercial:
Real estate	$2,419	$2,142	$4,561	$562,110	$566,671
Commercial and industrial	1,945	505	2,450	217,144	219,594
Construction and development	146	1,316	1,462	139,058	140,520
Consumer:
Residential real estate	5,097	1,365	6,462	158,339	164,801
Construction and development	603	237	840	19,849	20,689
Home equity	990	701	1,691	91,325	93,016
Other Consumer	245	136	381	7,614	7,995
Total	$11,445	$6,402	$17,847	$1,195,439	$1,213,286

The following table summarizes the recorded investment of loans on nonaccrual status and loans greater than 90 days past due and accruing (excluding PCI loans) by class.

	June 30, 2014		December 31, 2013
	Nonaccrual	Loans Greater Than 90 Days Past Due and Accruing	Nonaccrual	Loans Greater Than 90 Days Past Due and Accruing
Non-PCI Loans
Commercial:
Commercial real estate	$4,595	$—	$4,747	$—
Commercial and industrial	3,350	54	2,154	—
Construction and development	1,443	—	2,632	—
Consumer:
Residential real estate	3,036	—	2,450	—
Construction and development	239	—	653	—
Home equity	1,940	—	1,928	—
Other consumer	132	—	164	—
Total	$14,735	$54	$14,728	$—

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The following table provides information on impaired loans, which excludes PCI loans and loans evaluated collectively as a homogeneous group.

	Recorded Investment With a Recorded Allowance	Recorded Investment With no Recorded Allowance	Total	Related Allowance	Unpaid Principal Balance
June 30, 2014
Non-PCI Loans
Commercial:
Commercial real estate	$4,068	$3,569	$7,637	$355	$7,636
Commercial and industrial	655	820	1,475	130	1,913
Construction and development	208	1,237	1,445	123	1,447
Consumer:
Residential real estate	243	1,452	1,695	22	1,702
Home equity	66	350	416	3	424
Total	$5,240	$7,428	$12,668	$633	$13,122

December 31, 2013
Non-PCI Loans
Commercial:
Commercial real estate	$732	$3,858	$4,590	$57	$5,257
Commercial and industrial	323	20	343	323	343
Construction and development	—	2,609	2,609	—	3,042
Consumer:
Residential real estate	—	695	695	—	877
Construction and development	—	242	242	—	255
Home equity	334	90	424	270	442
Other consumer	13	—	13	2	13
Total	$1,402	$7,514	$8,916	$652	$10,229

	Three Months Ended June 30, 2014		Three Months Ended June 30, 2013		Six Months Ended June 30, 2014		Six Months Ended June 30, 2013
	Average Balance	Interest Income	Average Balance	Interest Income	Average Balance	Interest Income	Average Balance	Interest Income
Non-PCI Loans
Commercial:
Commercial real estate	$5,865	$38	$2,556	$—	$5,440	$—	$2,269	$—
Commercial and industrial	918	—	11	—	726	—	7	—
Construction and development	1,863	—	1,038	—	2,111	—	830	—
Consumer:
Residential real estate	1,423	3	1,127	—	1,180	—	1,235	—
Construction and development	—	—	—	—	81	—	—	—
Home equity	418	—	1,851	—	420	—	1,681	—
Other consumer	—	—	133	—	4	—	163	—
Total	$10,487	$41	$6,716	$—	$9,962	$—	$6,185	$—

The Company may modify certain loans under terms that are below market in order to maximize the amount collected from a borrower that is experiencing financial difficulties. These modifications are considered to be troubled debt restructurings ("TDRs"). TDRs are evaluated individually for impairment based on the collateral value, if the loan is determined to be collateral dependent, or discounted expected cash flows, if the loan is not determined to be collateral dependent. The Company has no commitments to lend additional funds to any borrowers that have had a loan modified in a TDR. The following table provides the number and recorded investment of TDRs outstanding.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

	June 30, 2014		December 31, 2013
	Recorded Investment	Number	Recorded Investment	Number
TDRs:
Commercial real estate	$4,885	7	$815	2
Commercial and industrial	75	2	20	1
Commercial construction	153	1	161	1
Residential real estate	586	6	133	2
Home equity	88	2	90	2
Consumer	—	—	13	1
Total	$5,787	18	$1,232	9

The following table provides the number and recorded investment of TDRs modified during the three months ended June 30, 2014 and 2013.

	TDRs Modified
	Three Months Ended June 30, 2014		Three Months Ended June 30, 2013
	Recorded Investment	Number	Recorded Investment	Number
TDRs:
Below market interest rate modifications:
Commercial real estate	$3,167	2	$—	$—
Commercial and industrial	—	—	—	—
Commercial construction	—	—	—	—
Residential real estate	—	—	92	1
Home equity	—	—	24	1
Consumer	—	—	—	—
Total	$3,167	2	$116	$2

	TDRs Modified
	Six Months Ended June 30, 2014		Six Months Ended June 30, 2013
	Recorded Investment	Number	Recorded Investment	Number
TDRs:
Below market interest rate modifications:
Commercial real estate	$4,044	5	$558	$1
Commercial and industrial	75	2	—	—
Commercial construction	—	—	—	—
Residential real estate	442	3	—	—
Home equity	39	1	—	—
Consumer	—	—	—	—
Total	$4,600	11	$558	$1

No TDRs that were modified in the twelve months ended June 30, 2014 that subsequently defaulted during the six months ended June 30, 2014. No TDRs that were modified in the twelve months ended June 30, 2013 that subsequently defaulted during the six months ended June 30, 2013. The Company does not generally forgive principal or unpaid interest as part of when restructuring loans. Therefore, the recorded investment in TDRs during 2014 and 2013 did not change following the modifications.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

NOTE F – SBA SERVICING ASSET

All sales of SBA guaranteed loans are executed on a servicing retained basis. The standard sale structure under the SBA Secondary Participation Guaranty Agreement provides for the Company to retain a portion of the cash flow from the interest payment received on the loan. This cash flow is commonly known as a servicing spread. SBA regulations require the lender to keep a minimum 100 basis points in servicing spread for any guaranteed loan sold for a premium. The minimum servicing spread is further defined as a minimum service fee of 40 basis points and a minimum premium protection fee of 60 basis points. The servicing spread is recognized as a servicing asset to the extent the spread exceeds adequate compensation for the servicing function. Industry practice recognizes adequate compensation for servicing SBA loans as the minimum service fee of 40 basis points. The fair value of the servicing asset is measured at the discounted present value of the premium protection fee over the expected life of the related loan using appropriate discount rates and prepayment assumptions based on industry statistics.

SBA servicing assets are initially recognized at fair value and amortized over the expected life of the related loans as a reduction to the servicing income recognized from the servicing spread. Gross servicing spread income, which is recorded within government-guaranteed lending income in the consolidated statements of operations, totaled $251 and $118 for the three months ended June 30, 2014 and 2013, respectively. Gross servicing spread income totaled $443 and $227 for the six months ended June 30, 2014 and 2013, respectively.

The table below summarizes the activity in the SBA servicing asset for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Balance at beginning of period	$2,127	1,108	$1,759	$976
Additions	451	198	870	391
Amortization	(79)	(57)	(130)	(118)
Balance at June 30 31	$2,499	1,249	$2,499	$1,249

The amortized basis in the servicing asset is tested for impairment quarterly. The fair value of the servicing asset is recalculated and compared to the amortized basis. If the amortized basis exceeds the fair value, the asset is considered impaired and is written down to fair value through a valuation allowance on the asset and a charge against earnings. There was no valuation allowance recorded on the SBA servicing asset at June 30, 2014 or December 31, 2013.

The risks inherent in the SBA servicing asset includes prepayments at different rates than anticipated or resolution of the loan at a date not consistent with the estimated expected life. These events would cause the value of the servicing asset to decline at a faster or slower rate than originally anticipated.

NOTE G – COMMITMENTS AND CONTINGENCIES

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the maximum exposure the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on a credit evaluation of the borrower. Collateral obtained varies but may include real estate, equipment, stocks, bonds, and certificates of deposit.

The following table is a summary of the contractual amount of the Company’s exposure to off-balance sheet commitments.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

	June 30, 2014	December 31, 2013

Commitments to extend credit	$330,621	$293,371
Financial standby letters of credit	5,961	8,571
Capital commitment to private investment funds	1,762	1,744

The reserve for unfunded commitments was $321 and $281 as of June 30, 2014 and December 31, 2013, respectively, which was recorded in other liabilities on the consolidated balance sheets.

NOTE H – DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses derivative financial instruments to manage its interest rate risk. These instruments carry varying degrees of credit, interest rate, and market or liquidity risks. Derivative instruments are recognized as either assets or liabilities on the balance sheet and are measured at fair value. Subsequent changes in the fair value of derivatives are recognized in other comprehensive income for effective hedges, and changes in fair value are recognized in earnings for all other derivatives.

Derivative Instruments Related to FHLB Advances

In May 2013, the Company entered into a series of forward starting interest rate swaps on $75,000 of forecasted short-term FHLB advances to reduce its exposure to variability in interest payments attributable to changes in LIBOR. Beginning on the respective effective date, these interest rate swaps will exchange the 90-day LIBOR component of future variable rate interest on short-term borrowings with fixed interest rates ranging from 1.65 to 1.72 percent. Each 90-day FHLB advance, or other short-term borrowing, will be executed to correspond to the effective dates of the respective interest rate swaps and will continue to be rolled for the term of each respective swap. These interest rate swaps are expected to be highly effective and are accounted for as cash flow hedges with the change in fair value recognized in other comprehensive income ("OCI"). The purpose of these cash flow hedges is to better position the Company's balance sheet for a potentially rising interest rate environment.

The following table summarizes key terms of each swap.

	Notional Amount	Effective Date	Maturity Date	Fixed Rate

Swap 1	$25,000	April 6, 2015	April 5, 2020	1.650%
Swap 2	25,000	May 5, 2015	May 5, 2020	1.683%
Swap 3	25,000	June 5, 2015	June 5, 2020	1.720%
	$75,000

Derivative Instruments Related to Trust Preferred Securities

In August 2003, $8,000 in trust preferred securities ("TRUPs") were issued through Crescent Financial Capital Trust I (the "Trust"). The Trust invested the total proceeds from the sale of its TRUPs in junior subordinated deferrable interest debentures issued by the Company, which fully and unconditionally guarantees the TRUPs. The TRUPs were adjusted to fair value in connection with the acquisition of Crescent Financial Bancshares, Inc. ("Crescent"), and as of June 30, 2014 and December 31, 2013, the carrying value was $5,593 and $5,560, respectively. The TRUPs pay cumulative cash distributions quarterly at an annual contract rate, reset quarterly, equal to three-month LIBOR plus 3.10 percent. The dividends paid to holders of the TRUPs, which are recorded as interest expense, are deductible for income tax purposes.

In May 2012, the Company entered into an interest rate cap contract which began in July 2012. This derivative financial instrument caps the interest rate on the full $8,000 notional amount of the TRUPs at 3.57 percent through July 2017. In the event that the variable rate on the TRUPs exceeds the cap rate, the counterparty would pay the Company the difference between the variable rate due to the holders of the debentures and the cap rate. This interest rate cap contract is classified as an effective cash flow hedge. Therefore, the change in fair value of the cap is recognized in OCI.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Derivative Instruments Related to Subordinated Term Loan

In September 2008, Crescent entered into an unsecured subordinated term loan agreement in the amount of $7,500. The agreement requires the Bank to make quarterly payments of interest at an annual contract rate, reset quarterly, equal to three-month LIBOR plus 4.00 percent. The subordinated term loan was adjusted to estimated fair value in with the acquisition of Crescent, and as of June 30, 2014 and December 31, 2013, the carrying value was $7,009 and $6,961, respectively.

In May 2012, the Company entered into an interest rate cap which began in July 2012. This derivative financial instrument caps the interest rate on the full $7,500 notional amount of the subordinated term loan at 4.47 percent through July 2017. In the event that the variable rate on the subordinated term loan exceeds the cap rate, the counterparty would pay the Company the difference between the variable rate due on the subordinated term loan and the cap rate. This interest rate cap contract is classified as an effective cash flow hedge. Therefore, the change in fair value of the cap is recognized in OCI.

Loan Commitments

Related to its mortgage banking business, the Company enters into interest rate lock commitments with customers and commitments to sell mortgages to investors under best-efforts contracts. The interest rate lock commitments are entered into to manage the interest rate risk associated with the best-efforts contracts and are considered derivative financial instruments.

The following table summarizes the balance sheet location and fair value amounts of derivative instruments.

		June 30, 2014		December 31, 2013
	Balance Sheet Location	Notional Amount	Fair Value	Notional Amount	Fair Value

FHLB advances:
Interest rate swaps	Other assets	$75,000	$1,805	$75,000	$3,962

Trust preferred securities:
Interest rate cap	Other assets	8,000	149	8,000	208

Subordinated term loan:
Interest rate cap	Other assets	7,500	138	7,500	193

Loan commitments:
Interest rate lock commitments	Other assets	15,927	296	17,654	354
			$2,388		$4,717

The following table summarizes activity in accumulated OCI related to cash flow hedges for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Accumulated OCI resulting from cash flow hedges at beginning of period, net of tax	$1,797	$(211)	$2,381	$(267)
Other comprehensive income recognized, net of tax	(794)	2,435	(1,377)	2,491
Accumulated OCI resulting from cash flow hedges at end of period, net of tax	$1,003	$2,224	$1,004	$2,224

The Company monitors the credit risk of the counterparties to the interest rate swaps and caps.

NOTE I – FAIR VALUE MEASUREMENTS

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. For example, investment securities available for sale are recorded at fair value on a recurring basis. Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets. The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Investment Securities. Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market exchange prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include marketable equity securities traded on an active exchange, such as the New York Stock Exchange. Level 2 securities include mortgage-backed securities and collateralized mortgage obligations, both issued by government sponsored entities, private label mortgage-backed securities, municipal bonds and corporate debt securities. Level 3 securities include certain corporate debt securities with limited trading activity. The following table provides the components of the change in fair value of level 3 available for sale securities for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Level 3 available for sale securities at beginning of period	$6,754	$—	$7,583	$—
Purchases	—	—	—	—
Sales, calls or maturities	—	—	(1,000)	—
Unrealized gains	39	—	210	—
Level 3 available for sale securities at end of period	$6,793	$—	$6,793	$—

Derivatives. Derivative instruments include interest rate swaps and caps and are valued on a recurring basis using quoted market prices, dealer quotes, or third party pricing models that are primarily sensitive to market observable data. Currently outstanding derivatives are classified as Level 2 within the fair value hierarchy.

Loans. Loans are not recorded at fair value on a recurring basis. However, certain loans are determined to be impaired, and those loans are charged down to estimated fair value. The fair value of impaired loans that are collateral dependent is based on collateral value. For impaired loans that are not collateral dependent, estimated value is based on either an observable market price, if available, or the present value of expected future cash flows. Those impaired loans not requiring a charge-off represent loans for which the estimated fair value exceeds the recorded investments in such loans. When the fair value of an impaired loan is based on an observable market price or a current appraised value with no adjustments, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available, or the Company determines the fair value of the collateral is further impaired below the appraised value, and there is no observable market price, the impaired loan is classified as nonrecurring Level 3.

Interest Rate Lock Commitments. The fair value of interest rate lock commitments is based on servicing rate premium, origination income net of origination costs, fall out rates and changes in loan pricing between the commitment date and period end. There have been no changes in valuation techniques during the six months ended June 30, 2014. Interest rate lock commitments are measured at fair value on a recurring basis and are classified as Level 3. The following table provides the components of the change in fair value of interest rate lock commitments for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Interest rate lock commitments at beginning of period	$331	$496	$354	$795
Issuances	290	1,194	623	2,241
Settlements	(325)	(1,042)	(681)	(2,388)
Interest rate lock commitments at end of period	$296	$648	$296	$648

The difference between the gross issuances and settlements for the period is included in mortgage banking income within non-interest income.

Foreclosed Assets. Foreclosed assets are adjusted to fair value upon transfer of loans to foreclosed assets. Subsequently, foreclosed assets are carried at lower of cost or net realizable value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. Given the lack of observable market prices for identical properties and market discounts applied to appraised values, the Company classifies foreclosed assets as nonrecurring Level 3.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The following tables summarize information about assets and liabilities measured at fair value.

		Fair Value Measurements at
		June 30, 2014
	Assets/(Liabilities) Measured at	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)
Securities available for sale:
U.S. government-sponsored enterprise securities	$4,914	$—	$4,914	$—
SBA-guaranteed securities	61,096	63,714	—	—
Residential MBS	207,375	—	207,375	—
Corporate bonds	115,578	—	108,785	6,793
Commercial MBS	3,680	—	3,680	—
Municipal obligations – non-taxable	601	—	601	—
Other debt securities	498	498	—	—
Marketable equity securities	750	750	—	—
Impaired loans	12,035	—	—	12,035
Foreclosed assets	9,786	—	—	9,786
Interest rate lock commitments	296	—	—	296
Derivative assets	2,092	—	2,092	—

		Fair Value Measurements at December 31, 2013
	Assets/(Liabilities) Measured at	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)
Securities available for sale:
U.S. government-sponsored enterprise securities	$14,673	$—	$14,673	$—
SBA-guaranteed securities	65,880	65,880	—	—
Residential MBS	205,260	—	205,260	—
Corporate bonds	110,740	—	103,157	7,583
Commercial MBS	5,938	—	5,938	—
Municipal obligations – non-taxable	601	—	601	—
Municipal obligations – taxable	—	—	—	—
Other debt securities	253	253	—	—
Marketable equity securities	1,043	1,043	—	—
Impaired loans	8,264	—	—	8,264
Foreclosed assets	10,823	—	—	10,823
Interest rate lock commitments	354	—	—	354
Derivative assets	4,363	—	4,363	—

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Quantitative Information about Level 3 Fair Value Measurements

The table below outlines the valuation techniques, unobservable inputs, and the range of quantitative inputs used in the valuations. No changes have been mode to any of these factors from December 31, 2013.

	Valuation Technique	Unobservable Input	Range	Fair Value at June 30, 2014
Recurring measurements:
Investment securities	Pricing model	Illiquidity or credit factor in discount rates	1-2%	$6,793

Interest rate lock commitments	Pricing model	Pull through rates	80-85%	$296

Nonrecurring measurements:
Impaired loans	Discounted appraisals	Collateral discounts	15-50%	$12,035
	Discounted expected cash flows	Expected loss rates	0-75%
		Discount rates	2-8%
Foreclosed assets	Discounted appraisals	Collateral discounts	15-50%	$9,786

The significant unobservable input used in the fair value measurement of the Company’s interest rate lock commitments is the closing ratio (or pull through rate), which represents the percentage of loans currently in a lock position which management estimates will ultimately close. Generally, the fair value of an interest rate lock commitment is positive (negative) if the prevailing interest rate is lower (higher) than the interest rate lock commitment rate. Therefore, an increase in the pull through rates (i.e., higher percentage of loans estimated to close) will result in the fair value of the interest rate lock commitments increasing in a gain position, or decreasing in a loss position. The pull through ratio is largely dependent on the loan processing stage that a loan is currently in and the change in prevailing interest rates from the time of the rate lock. The pull through rate is computed based on historical internal data and the ratio is periodically reviewed by the Company’s mortgage banking division.

Due to the nature of the Company’s business, a significant portion of its assets and liabilities consist of financial instruments. Accordingly, the estimated fair values of these financial instruments are disclosed. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. The fair value of such instruments has been derived based on assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net amounts ultimately collected could be materially different from the estimates presented below. In addition, these estimates are only indicative of the values of individual financial instruments and should not be considered an indication of the fair value of the Company taken as a whole.

Cash and Cash Equivalents. The carrying amounts for cash and cash equivalents are equal to fair value.

Investment Securities Available for Sale. See discussion related to fair value estimates for securities available for sale in the fair value hierarchy section above. There have been no changes in valuation techniques for the six months ended June 30, 2014.

Investment Securities Held to Maturity. The fair value of the one corporate bond classified as held to maturity at December 31, 2013 was estimated based on recent issuance yields on subordinated debt from companies with a similar credit and liquidity profile. Due to the non-marketable nature of this bond, it was classified as Level 3. This bond was called at par by the issuer in the first quarter of 2014. The fair value of the municipal securities classified as held to maturity at June 30, 2014 are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. These securities are classified as Level 2 in the fair value hierarchy since the inputs used in the valuation are readily available market inputs.

Loans Held For Sale. The fair value of mortgage loans held for sale is based on commitments on hand from investors within the secondary market for loans with similar characteristics. There have been no changes in valuation techniques for the six months ended June 30, 2014.

Loans. Expected cash flows are forecasted over the remaining life of each loan and are discounted to present value at current market interest rates for similar loans considering loan collateral type and credit quality. There have been no changes in valuation techniques for the six months ended June 30, 2014.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

Federal Home Loan Bank Stock. Given the option to redeem this stock at par through the FHLB, the carrying value of FHLB stock approximates fair value. There have been no changes in valuation techniques for the six months ended June 30, 2014.

Bank-Owned Life Insurance. Bank-owned life insurance investments are recorded at their cash surrender value, or the amount that can be realized upon surrender. Therefore, carrying value approximates fair value.

Purchased Accounts Receivable. Purchased accounts receivable, which are classified in other assets on the consolidated balance sheet, are initially recorded at fair value and generally have maturities between 30 and 60 days. Due to the short duration of these assets, the carrying value approximates fair value.

Deposits. The fair value of demand deposits, savings, money market and NOW accounts represents the amount payable on demand. The fair value of time deposits is estimated by calculating the present value of cash flows on the time deposit portfolio discounted using interest rates currently offered for instruments of similar remaining maturities. There have been no changes in valuation techniques for the six months ended June 30, 2014.

Short-term Borrowings and Long-term Debt. The fair value of short-term borrowings and long-term debt are based upon the discounted value when using current rates at which borrowings of similar maturity could be obtained. There have been no changes in valuation techniques for the six months ended June 30, 2014.

Accrued Interest Receivable and Accrued Interest Payable. The carrying amounts of accrued interest receivable and payable approximate fair value due to the short maturities of these instruments. There have been no changes in valuation techniques for the six months ended June 30, 2014.

Derivative Instruments. See discussion related to fair value estimates for derivative instruments in the fair value hierarchy section above. There have been no changes in valuation techniques for the six months ended June 30, 2014.

The following tables summarize the carrying amounts and estimated fair values of the Company's financial instruments.

	June 30, 2014
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$114,895	$114,895	$114,895	$—	$—
Investment securities available for sale	394,492	394,492	62,317	325,382	6,793
Investment securities held to maturity	3,119	3,142	—	3,142	—
Loans held for sale	10,658	10,658	—	10,658	—
Loans, net	1,361,117	1,373,292	—	—	1,373,292
Federal Home Loan Bank stock	8,950	8,950	—	8,950	—
Bank-owned life insurance	48,700	48,700	—	48,700	—
Derivative assets	2,388	2,388	—	2,092	296
Purchased accounts receivable	44,537	44,537	—	44,537	—
Accrued interest receivable	4,657	4,657	—	4,657	—

Financial liabilities:
Deposits	1,676,039	1,677,026	—	1,677,026	—
Short-term borrowings	140,500	140,681	—	—	140,681
Long-term debt	69,933	70,242	—	—	70,242
Accrued interest payable	2,088	2,088	—	2,088	—

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

	December 31, 2013
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$100,779	$100,779	$100,779	$—	$—
Investment securities available for sale	404,388	404,388	67,176	329,882	7,583
Investment securities held to maturity	500	500	—	—	500
Loans held for sale	8,663	8,663	—	8,663	—
Loans, net	1,382,623	1,377,270	—	—	1,377,270
Federal Home Loan Bank stock	8,929	8,929	—	8,929	—
Bank-owned life insurance	33,148	33,148	—	33,148	—
Derivative assets	4,717	4,717	—	4,363	354
Purchased accounts receivable	18,725	18,725	—	18,725	—
Accrued interest receivable	5,387	5,387	—	5,387	—

Financial liabilities:
Deposits	1,675,309	1,677,253	—	1,677,253	—
Short-term borrowings	126,500	126,726	—	—	126,726
Long-term debt	72,921	72,397	—	—	72,397
Accrued interest payable	1,817	1,817	—	1,817	—

NOTE J - STOCKHOLDERS' EQUITY

Series A Preferred Stock

Pursuant to the Treasury’s TARP Capital Purchase Program, Crescent issued $24,900 in Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), on January 9, 2009. In addition, Crescent provided a warrant to the Treasury to purchase 833,705 shares of its common stock at an exercise price of $4.48 per share. This warrant was immediately exercisable and expires ten years from the date of issuance. The Series A Preferred Stock was non-voting, other than having class voting rights on certain matters, and paid cumulative dividends quarterly at a rate of 5 percent per annum for the first five years and 9 percent per annum thereafter.

The Company assigned a fair value to both the Series A Preferred Stock and common stock warrant in connection with Piedmont's acquisition of Crescent. These securities represented other equity interests that were recorded at estimated fair value. The Series A Preferred Stock was valued based on forecasting expected cash flows with an assumed repayment date and discounting these cash flows based on current market yields for preferred stock with similar risk. For purposes of the discount rate, the Company used the market yield on an index of publicly traded preferred stocks adjusted for a liquidity factor. The Series A Preferred Stock was assigned a fair value of $24,400 at acquisition, and the discount between this value and the $24,900 redemption value was accreted as a reduction to retained earnings through the redemption date. The common stock warrant was valued at $1.59 per share, or $1,325 in the aggregate, at acquisition using a Black-Scholes option pricing model.

Series B Preferred Stock

Pursuant to the ECB Merger Agreement, the Company agreed to exchange each share of ECB’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, into one share of Series B Preferred Stock. The redemption value of the Series B Preferred Stock was $17,949. At the closing of the ECB Merger, the Company also issued a warrant to purchase 514,693.2 shares of the Company’s common stock to the Treasury in exchange for the warrant issued by ECB to Treasury on January 16, 2009 to purchase 144,984 shares of ECB’s common stock. The warrant issuance reflected the exchange ratio associated with the ECB Merger. This warrant was immediately exercisable and expires ten years from the date of issuance. The Series B Preferred Stock was non-voting, other than having class voting rights on certain matters, and paid cumulative dividends quarterly at a rate of 5 percent per annum for the first five years and 9 percent per annum thereafter.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

The Company assigned a fair value to both the Series B Preferred Stock and common stock warrant in connection with the ECB Merger. These securities represented other equity interests that were recorded at estimated fair value. The Series B Preferred Stock was valued based on forecasting expected cash flows with an assumed repayment date and discounting these cash flows based on current market yields for preferred stock with similar risk. For purposes of the discount rate, the Company used the market yield on an index of publicly traded preferred stocks adjusted for a liquidity factor. The Series B Preferred Stock was assigned a fair value of $17,553 at acquisition, and the discount between this value and the $17,949 redemption value was accreted as a reduction to retained earnings through the redemption date.

The common stock warrant was valued at $0.26 per share, or $132 in the aggregate, at acquisition using a Black-Scholes option pricing model. Assumptions used in the Black-Scholes option pricing model were as follows:

Risk-free interest rate*	0.14%
Expected life of warrants	10.5 months
Expected dividend yield	—
Expected volatility	42.97%
 * The risk-free interest rate was based on the market yield for one-year U.S. Treasury securities as of the ECB acquisition date.

Common Stock Offering and Preferred Stock Repurchase

On January 31, 2014, the Company completed the sale of 9.2 million shares of its common stock for $46,900 in a private placement issuance to new and existing accredited investors, including certain members of the Company's Board of Directors and their affiliates (the "Capital Raise"). The net proceeds of the Capital Raise were primarily used to repurchase the Company’s Series A and Series B Preferred Stock, which occurred on February 19, 2014, and to repurchase the common stock warrants, which occurred on June 11, 2014.

VANTAGESOUTH BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except per share amounts)

NOTE K - CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table summarizes the activity in accumulated other comprehensive income (loss), net of tax, for the periods presented.

	Investment Securities Available For Sale	Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss)

Balance at April 1, 2014	$(4,517)	$1,797	$(2,720)
Other comprehensive income (loss) before reclassifications, net of tax	2,499	(794)	1,705
Amounts reclassified from accumulated other comprehensive income (loss), net of tax	(133)	—	(133)
Net other comprehensive income (loss) during period	2,366	(794)	1,572
Balance at June 30, 2014	$(2,151)	$1,003	$(1,148)

Balance at April 1, 2013	$1,373	$(211)	$1,162
Other comprehensive income (loss) before reclassifications, net of tax	(6,412)	2,435	(3,977)
Amounts reclassified from accumulated other comprehensive income (loss), net of tax	(76)	—	(76)
Net other comprehensive income (loss) during period	(6,488)	2,435	(4,053)
Balance at June 30, 2013	$(5,115)	$2,224	$(2,891)

Balance at January 1, 2014	$(6,553)	$2,380	$(4,173)
Other comprehensive income (loss) before reclassifications, net of tax	4,535	(1,377)	3,158
Amounts reclassified from accumulated other comprehensive income (loss), net of tax	(133)	—	(133)
Net other comprehensive income (loss) during period	4,402	(1,377)	3,025
Balance at June 30, 2014	$(2,151)	$1,003	$(1,148)

Balance at January 1, 2013	$2,085	$(267)	$1,818
Other comprehensive income (loss) before reclassifications, net of tax	(6,453)	2,491	(3,962)
Amounts reclassified from accumulated other comprehensive income (loss), net of tax	(747)	—	(747)
Net other comprehensive income (loss) during period	(7,200)	2,491	(4,709)
Balance at June 30, 2013	$(5,115)	$2,224	$(2,891)

Amounts reclassified from accumulated other comprehensive are included in the consolidated statements of operations as follows.

Accumulated Other Comprehensive Income Component	Amount Reclassified				Line Item Within Statement of Operations
	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Investment securities available for sale:
Gross reclassification	$(217)	$(123)	$(217)	$(1,215)	Gain on sale of available for sale securities
Income tax expense	84	47	84	468	Income taxes
Reclassification, net of tax	$(133)	$(76)	$(133)	$(747)

Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Information

This current report on Form 8-K contains certain “forward-looking statements” that represent management’s judgments concerning the future and are subject to risks and uncertainties that could cause the Company’s actual operating results and financial position to differ materially from those projected in the forward-looking statements. Such forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipate,” “should,” “would,” “project,” “future,” “strategy,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “intend,” “seeks,” or other similar words and expressions of the future. Risks and other factors that could influence the estimates include risks associated with the ownership by Piedmont of a majority of the Company’s voting power, including interests of Piedmont differing from other stockholders or any change in management, strategic direction, business plan, or operations, our management’s ability to successfully integrate the Company’s business and execute its business plan across new and diverse markets in eastern North Carolina and elsewhere, greater than expected costs or difficulties related to the integration of acquired companies, local economic conditions affecting retail and commercial real estate, disruptions in the credit markets, particularly in light of continued economic uncertainty in the European Union, continued political unrest and instability in the Middle East; changes in interest rates, adverse developments in the real estate market affecting the value and marketability of collateral securing loans made by the Bank, the failure of assumptions underlying loan loss and other reserves, competition and the risk of new and changing regulation, including, but not limited to recent proposals that would change capital standards and asset risk-weighting for financial institutions. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K. The forward-looking statements in this Current Report on Form 8-K speak only as of the date hereof, and the Company does not assume any obligation to update such forward-looking statements, except as may otherwise be required by law.

Overview

VantageSouth Bancshares, Inc. (the “Company”), is a bank holding company incorporated under the laws of Delaware in 2011. The Company conducts its business operations primarily through its commercial bank subsidiary, VantageSouth Bank. The Company is a subsidiary of Piedmont Community Bank Holdings, Inc. ("Piedmont"), and its headquarters are located in Raleigh, North Carolina. VantageSouth Bank (the "Bank") was incorporated in 1998 as a North Carolina-chartered commercial bank and operated forty-four banking offices in central and eastern North Carolina as of June 30, 2014.

Management’s discussion and analysis is intended to assist readers in understanding and evaluating the financial condition and consolidated results of operations of the Company. This discussion and analysis includes descriptions of significant transactions, trends and other factors affecting the Company’s operating results for the three and six months ended June 30, 2014 and 2013 as well as the financial condition of the Company as of June 30, 2014 and December 31, 2013. This discussion and analysis should be read in conjunction with the unaudited consolidated financial statements and accompanying notes included in this report.

Mergers and Acquisitions

Yadkin Financial Corporation Merger

On July 4, 2014, the Company and Piedmont completed the merger with Yadkin Financial Corporation (“Yadkin”) under which the Company and Piedmont each merged with and into Yadkin (referred to collectively as the “Yadkin Merger”). The Yadkin Merger were completed pursuant to an Agreement and Plan of Merger dated January 27, 2014, by and among the Company, Yadkin and Piedmont (as amended, the “Merger Agreement”). Immediately following the completion of the Yadkin Merger, VantageSouth Bank was merged with and into Yadkin Bank, Yadkin’s wholly-owned banking subsidiary.

Pursuant to the Merger Agreement, each outstanding share of VantageSouth common stock (other than shares held by Piedmont which were cancelled) was converted into the right to receive 0.3125 shares of Yadkin’s voting common stock. Each outstanding share of Piedmont common stock was converted into the right to receive, for each share, (i) 6.28597 shares of Yadkin’s voting common stock; (ii) $6.6878 in cash; and (iii) a right to receive a pro rata portion of certain shares of the Yadkin’s voting common stock at a later date if such shares do not become payable under the Piedmont Phantom Equity Plan. The Piedmont Phantom Equity Plan, which is a type of deferred compensation plan, has been assumed by Yadkin. A total of 856,447 shares of Yadkin’s voting common stock that otherwise would have been issued to Piedmont stockholders as merger consideration if the Piedmont Phantom Equity Plan did not exist has been issued to a rabbi trust established by Yadkin to serve as a source of payment for both (i) payments due under the Piedmont Phantom Equity Plan and (ii) contingent merger consideration payable to former holders of Piedmont common stock. Yadkin issued approximately 17,271,145 shares of voting common stock in connection with the Yadkin

Merger, which represents approximately 55 percent of the voting interests in Yadkin. Based upon the $19.41 per share closing price of Yadkin’s common stock on July 3, 2014, the transaction value was $279,118.

The Yadkin Merger will be accounted for as a reverse acquisition in accordance with the provisions of FASB ASC Topic 805-10, Business Combinations. Management is undertaking a comprehensive review and determination of the fair value of the assets and liabilities of the Company to ensure that they conform to the measurement and reporting guidance as set forth for the accounting for business combinations. Determining the fair value of assets and liabilities, especially in the loan portfolio and foreclosed real estate, is a complicated process involving significant judgment regarding estimates and assumptions used to calculate estimated fair values. Accordingly, the initial accounting for the Yadkin Merger is not complete. Management is also undertaking a comprehensive review of the classification of certain assets and liabilities to ensure that they conform to the Company’s current policies and reporting practices. As a result of these efforts, the value and classification of certain assets and liabilities may vary in subsequent reporting periods.

Future filings will include the financial statements of Piedmont (consolidated with VantageSouth) for all periods presented, with recognition of Yadkin’s activity from the date the Yadkin Merger was completed. The financial results for Yadkin will not be included in future filings for all periods prior to the date of the Yadkin Merger.

ECB Bancorp, Inc. Merger

On April 1, 2013, the Company completed the merger of ECB Bancorp, Inc. ("ECB") with and into the Company (the "ECB Merger"). The ECB Merger was completed pursuant to an Agreement and Plan of Merger dated as of September 25, 2012 (the "Merger Agreement"). Immediately following the ECB Merger, The East Carolina Bank, a wholly-owned subsidiary of ECB, was merged with and into VantageSouth Bank. Upon the closing of the ECB Merger, each outstanding share of ECB common stock was converted into the right to receive 3.55 shares of common stock of the Company. The aggregate merger consideration consisted of 10.3 million shares of the Company’s common stock. Based upon the market price of the Company’s common stock immediately prior to the ECB Merger, the transaction value was $40,629.

In connection with the ECB Merger, the Company applied the acquisition method of accounting to ECB's balance sheet. Therefore, all acquired assets and liabilities were adjusted to fair value, and the historical allowance for loan losses was eliminated. The Company recorded a one-time acquisition gain of $7.4 million in the second quarter of 2013, which reflected the amount by which the fair value of acquired net assets exceeded the combined purchase price and fair value of other equity interests. The Company had a one-year measurement period from the acquisition date to finalize the recorded fair values of net assets acquired. The Company's results of operations and financial position were significantly impacted by the ECB Merger.

Executive Summary

The following is a summary of the Company’s financial results and significant events for the second quarter of 2014:

•	Pre-tax, pre-provision operating earnings totaled $8.4 million in 2Q 2014, which was an increase from $7.1 million in 1Q 2014 and $6.0 million in 2Q 2013.

•	Net income was $3.5 million in 2Q 2014 compared to net income of $2.1 million in 1Q 2014 and a net income of $2.8 million in 2Q 2013.

•	Annualized net operating return on average assets equaled 0.95 percent in 2Q 2014 compared to 0.72 percent in 1Q 2014.

•	Operating non-interest income, which excludes securities gains and gains on acquisitions, increased to $5.1 million in 2Q 2014 from $4.7 million in 1Q 2014 and $4.7 million in 2Q 2013

•	The Company maintained strong Government-guaranteed, small business lending income of $2.1 million in 2Q 2014 compared to $2.3 million in 1Q 2014 and $1.1 million in 2Q 2013.

•	Operating efficiency ratio improved to 65.3 percent in 2Q 2014 from 70.1 percent in 1Q 2014 and 76.2 percent in 2Q 2013.

•	The Company completed its merger with Yadkin on July 4, 2014 which created the largest community bank in North Carolina.

•	In June 2014, the Company completed the repurchase of all outstanding common stock warrants previously issued to the U.S. Treasury.

Non-GAAP Financial Measures

Statements included in this management's discussion and analysis include non-GAAP financial measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company's management uses these non-GAAP financial measures, including: (i) net operating earnings (loss); (ii) pre-tax, pre-provision operating earnings, (iii) operating non-interest expense, (iv) operating efficiency ratio, (v) adjusted allowance for loan losses to loans; and (vi) tangible common equity, in its analysis of the Company's performance. The adjusted allowance for loan losses non-GAAP reconciliation is presented within the allowance for loan losses section of Management's Discussion and Analysis of Financial Condition below. The tangible common equity non-GAAP reconciliations, which include tangible book value per share and the tangible common equity to tangible assets ratio, are presented within the capital section of Management's Analysis of Financial Condition below.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2014	2013	2014	2013

OPERATING EARNINGS
Net income (GAAP)	$3,544	$2,841	$5,658	$2,035
Securities gains	(217)	(123)	(217)	(1,215)
Gain on acquisition	—	(7,382)	—	(7,382)
Merger and conversion costs	1,968	11,961	3,177	13,562
Restructuring charges	93	—	929	—
Income tax effect of adjustments	(387)	(4,484)	(840)	(4,609)
Net operating earnings (Non-GAAP)	5,001	2,813	8,707	2,391
Dividends and accretion on preferred stock	—	705	377	1,074
Net operating earnings available to common stockholders (Non-GAAP)	$5,001	$2,108	$8,330	$1,317

OPERATING EARNINGS PER COMMON SHARE
Basic (Non-GAAP)	$0.09	$0.05	$0.16	$0.03
Diluted (Non-GAAP)	$0.09	$0.05	$0.15	$0.03

PRE-TAX, PRE-PROVISION OPERATING EARNINGS
Net income (GAAP)	$3,544	$2,841	$5,658	$2,035
Provision for loan losses	464	1,492	1,754	3,432
Income tax expense (benefit)	2,504	(2,808)	4,185	(3,203)
Pre-tax, pre-provision income	6,512	1,525	11,597	2,264
Securities gains	(217)	(123)	(217)	(1,215)
Gain on acquisition	—	(7,382)	—	(7,382)
Merger and conversion costs	1,968	11,961	3,177	13,562
Restructuring charges	93	—
Pre-tax, pre-provision operating earnings (Non-GAAP)	$8,356	$5,981	$14,557	$7,229

OPERATING NON-INTEREST INCOME
Non-interest income (GAAP)	$5,267	$12,237	$9,934	$15,699
Securities Gains	(217)	(123)	(217)	(1,215)
Gain on acquisition	—	(7,382)	—	(7,382)
Operating non-interest income (Non-GAAP)	$5,050	$4,732	$9,717	$7,102

OPERATING NON-INTEREST EXPENSE
Non-interest expense (GAAP)	$17,795	$31,140	$36,526	$43,807
Merger and conversion costs	(1,968)	(11,961)	(3,177)	(13,562)
Restructuring charges	(93)	—	$(929)	$—
Operating non-interest expense (Non-GAAP)	$15,734	$19,179	$32,420	$30,245

OPERATING EFFICIENCY RATIO
Efficiency ratio (GAAP)	73.21%	95.33%	75.90%	95.09%
Effect to adjust for securities gains	0.66%	0.36%	0.35%	2.57%
Effect to adjust for gain on acquisition	—%	27.84%	—%	18.14%
Effect to adjust for restructuring charges	(0.39)%	—%	(1.93)%	—%
Effect to adjust for merger and conversion costs	(8.17)%	(47.30)%	(6.65)%	(35.09)%
Operating efficiency ratio (Non-GAAP)	65.31%	76.23%	67.67%	80.71%

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company without regard to transactional activities. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Analysis of Results of Operations

2Q 2014 compared to 2Q 2013

Net income was $3.5 million in the second quarter of 2014, which was an improvement from $2.8 million in the second quarter of 2013. After preferred stock dividends and accretion, net income available to common stockholders was $3.5 million, or $0.06 per common share, in the second quarter of 2014 compared to $2.1 million, or $0.05 per common share, in the second quarter of 2013. Net operating earnings, which exclude securities gains, merger and conversion costs, and restructuring charges, improved to $5.0 million in the second quarter of 2014 from a net loss of $2.8 million in the second quarter of 2013 as the Company improved its financial performance following the ECB Merger by lowering provision for loan losses, increasing operating non-interest income, and by reducing its operating efficiency ratio. Similarly, pre-tax, pre-provision operating earnings increased to $8.4 million in the second quarter of 2014 from $6.0 million in the second quarter of 2013.

Year-to-Date

Net income was $5.7 million in the six months ended June 30, 2014, which was an improvement from a net income of $2.0 million in the six months ended June 30, 2013. After preferred stock dividends and accretion, net income available to common stockholders was $5.3 million, or $0.10 per common share, in the six months ended June 30, 2014 compared to net income of $1.0 million, or $0.02 per common share, in 2013. Net operating earnings, which exclude securities gains, gains on acquisitions, merger and conversion costs, and restructuring charges, improved to $8.7 million in the six months ended June 30, 2014 from a net income of $2.4 million in 2013. Additionally, pre-tax, pre-provision operating earnings increased to $14.6 million in the six months ended June 30, 2014 from $7.2 million in 2013.

Net Interest Income

2Q 2014 compared to 2Q 2013

Net interest income was $19.0 million in the second quarter of 2014 compared to $20.4 million in the second quarter of 2013. The decrease in net interest income was primarily the result of a reduction in the yields on interest-earning assets partially offset by an increase in earning assets from organic business activity. Average earning assets increased from $1.75 billion in the second quarter of 2013 to $1.85 billion in the second quarter of 2014. Over this period, average loan balances increased by $74.6 million, and average investment securities balances increased by $9.8 million. In addition, average deposits increased by $28.0 million.

The Company's net interest margin declined from 4.67 percent in the second quarter of 2013 to 4.13 percent in the second quarter of 2014. The reduction in net interest margin was due to a reduction in yields on interest-earning assets and higher costs on interest-bearing liabilities. The yield on earning assets declined from 5.12 percent in the second quarter of 2013 to 4.74 percent in the second quarter of 2014, which reflected lower yields on loans and investment securities. The reduction in loan yields was a product of lower accretion of acquisition accounting fair value adjustments on loans and lower prevailing market loan rates on new loan originations. While growing the loan portfolio over this period, the Company has been focused not only on properly underwriting credit risk but also on ensuring that the interest rate structure and terms it offers to prospective borrowers are appropriate for the balance sheet. As a result, approximately 78 percent of new loan originations in the second quarter of 2014 were variable rate. Securities yields declined as the Company reinvested principal paydowns and proceeds from sales at lower current market rates.

The cost of interest-bearing liabilities increased from 0.51 percent in the second quarter of 2013 to 0.67 percent in the second quarter of 2014, which primarily reflected the increase in the cost of long-term debt from the issuance of $38.1 million in 10-year subordinated notes at a fixed rate of 7.625 percent in the third quarter of 2013. These subordinated notes were issued to further strengthen and diversify the Company's regulatory capital position.

Income accretion on purchased loans totaled $5.0 million in the second quarter of 2014, which consisted of $3.0 million of accretion on purchased credit-impaired (“PCI”) loans and $2.0 million of accretion income on purchased non-impaired loans. Income accretion on purchased loans in the second quarter of 2013 totaled $6.2 million, which included $3.9 million of accretion on PCI loans and $2.3 million of accretion income on purchased non-impaired loans. Accretion income on purchased non-impaired loans included $798 thousand of accelerated accretion due to principal prepayments in the second quarter of 2014 and $675 thousand of accelerated accretion in the second quarter of 2013. Fair value amortization on interest-bearing liabilities totaled $563 thousand in the second quarter of 2014 and $984 thousand in the second quarter of 2013, which reduced interest expense in both periods.

Year-to-Date

Net interest income was $38.2 million in the six months ended June 30, 2014 compared to $30.4 million in the same period of 2013. The increase in net interest income was the result of a significant increase in earning assets from organic business activity and the ECB Merger. Average earning assets increased from $1.75 billion in the first six months of 2013 to $1.85 billion in 2014. Over this period, average loan balances increased by $344.2 million and average investment securities balances increased by $137.4 million. In addition, average deposits increased by $325.0 million.

The Company's net interest margin declined from 4.53 percent in the first six months of 2013 to 4.16 percent in 2014. The reduction in net interest margin was due to a reduction in yields on interest-earning assets and higher costs on interest-bearing liabilities. The yield on earning assets declined from 5.06 percent in the first six months of 2013 to 4.77 percent in the same period of 2014, which reflected lower yields on loans and investment securities. Securities yields declined as the Company reinvested principal paydowns and proceeds from sales at lower current market rates and loan yields declined due to lower prevailing market rates on new loan originations.

The cost of interest-bearing liabilities increased from 0.60 percent in the first six months of 2013 to 0.68 percent in 2014, which primarily reflected higher costs on long term debt following the issuance of $38.05 million in 10-year subordinated notes at a fixed rate of 7.625 percent in the third quarter of 2013. This increase was partially offset by lower cost of deposits as the Company adjusted interest rates it pays on certain checking and money market accounts in the second quarter of 2013 and incorporated the ECB deposit base. The Company also increased its level of short-term borrowings in the form of FHLB advances which lowered overall funding costs.

Income accretion on purchased loans totaled $10.0 million in the six months ended June 30, 2014, which consisted of $6.0 million of accretion on PCI loans and $4.0 million of accretion income on purchased non-impaired loans. Income accretion on purchased loans in the same period of 2013 totaled $9.7 million, which included $7.3 million of accretion on PCI loans and $2.4 million of accretion income on purchased non-impaired loans. Accretion income on purchased non-impaired loans included $1.4 million and $0.7 million of accelerated accretion due to principal prepayments in the six months ended June 30, 2014 and 2013, respectively. Fair value amortization on interest-bearing liabilities totaled $1.2 million in the first six months of 2014 and $1.4 million in 2013, which reduced interest expense in both periods.

The following table summarizes the major components of net interest income and the related yields and costs for the periods presented.

	Three months ended June 30, 2014			Three months ended June 30, 2013
(Dollars in thousands)	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans (1)	$1,390,855	$19,803	5.71%	$1,316,237	$20,376	6.21%
Investment securities (2)	404,173	2,010	1.99	394,398	2,008	2.04
Federal funds and other	54,681	26	0.19	43,719	21	0.19
Total interest-earning assets	1,849,709	21,839	4.74%	1,754,354	22,405	5.12%
Non-interest-earning assets	271,356			225,912
Total assets	$2,121,065			$1,980,266

Liabilities and Equity
Interest-bearing demand	$351,204	150	0.17%	$333,215	183	0.22%
Money market and savings	469,848	313	0.27	484,685	346	0.29
Time	630,931	1,194	0.76	620,441	1,090	0.70
Total interest-bearing deposits	1,451,983	1,657	0.46	1,438,341	1,619	0.45
Short-term borrowings	140,819	95	0.27	58,292	42	0.29
Long-term debt	69,946	1,029	5.90	45,465	313	2.76
Total interest-bearing liabilities	1,662,748	2,781	0.67%	1,542,098	1,974	0.51%
Noninterest-bearing deposits	206,833			192,459
Other liabilities	11,080			8,846
Total liabilities	1,880,661			1,743,403
Stockholders’ equity	240,404			236,863
Total liabilities and stockholders’ equity	$2,121,065			$1,980,266

Net interest income, taxable equivalent		$19,058			$20,431
Interest rate spread (3)			4.07%			4.61%
Tax equivalent net interest margin (4)			4.13%			4.67%

Percentage of average interest-earning assets to average interest-bearing liabilities			111.24%			113.76%
* Taxable equivalent basis

(1)	Loans include loans held for sale and nonaccrual loans.

(2)
Yields related to investment securities exempt from income taxes are stated on a taxable-equivalent basis assuming a federal income tax rate of 34.0 percent. The taxable-equivalent adjustment was $18 thousand and $4 thousand for the 2014 and 2013 periods, respectively.

(3)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(4)	Net interest margin represents annualized net interest income divided by average interest-earning assets.

Changes in interest income and interest expense can result from variances in both volume and rates. The following table presents the relative impact on tax-equivalent net interest income to changes in the average outstanding balances of interest-earning assets and interest-bearing liabilities and the rates earned and paid on such assets and liabilities.

	Change from 2013 to 2014 due to:
(Dollars in thousands)	Volume	Yield/Cost	Total Change
Interest earning assets:
Loans	$1,118	$(1,691)	$(573)
Investment securities	51	(49)	2
Federal funds and other interest-earning assets	5	—	5
Total interest-earning assets	1,174	(1,740)	(566)

Interest-bearing liabilities:
Interest-bearing demand	10	(43)	(33)
Money market and savings	(12)	(21)	(33)
Time deposits	18	86	104
Total interest-bearing deposits	16	22	38
Short-term borrowings	56	(3)	53
Long-term debt	230	486	716
Total interest-bearing liabilities	302	505	807
Change in net interest income	$872	$(2,245)	$(1,373)

The following table summarizes the major components of net interest income and the related yields and costs for the periods presented.

	Six months ended June 30, 2014				Six months ended June 30, 2013
(Dollars in thousands)	Average Balance	Interest*		Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans (1)	$1,393,852	$39,709		5.74%	$1,049,646	$31,073	5.97%
Investment securities (2)	405,992	4,000		1.99	268,589	2,866	2.15
Federal funds and other	51,944	52		0.20	36,672	37	0.20
Total interest-earning assets	1,851,788	43,761		4.77%	1,354,907	33,976	5.06%
Non-interest-earning assets	258,704				180,565
Total assets	$2,110,492				$1,535,472

Liabilities and Equity
Interest-bearing demand	$349,634	329		0.19%	$258,441	$323	0.25%
Money market and savings	469,570	662		0.28	374,801	689	0.37
Time	630,886	2,325		0.74	491,845	1,909	0.78
Total interest-bearing deposits	1,450,090	3,316	—	0.46	1,125,087	2,921	0.52
Short-term borrowings	128,925	173		0.27	32,751	54	0.33
Long-term debt	70,905	2,060		5.86	34,333	583	3.42
Total interest-bearing liabilities	1,649,920	5,549		0.68%	1,192,171	3,558	0.60%
Noninterest-bearing deposits	205,502				130,215
Other liabilities	10,671				7,634
Total liabilities	1,866,093				1,330,020
Stockholders’ equity	244,399				205,452
Total liabilities and stockholders’ equity	$2,110,492				$1,535,472

Net interest income, taxable equivalent		$38,212				$30,418
Interest rate spread (3)				4.09%			4.46%
Tax equivalent net interest margin (4)				4.16%			4.53%

Percentage of average interest-earning assets to average interest-bearing liabilities				112.24%			113.65%
* Taxable equivalent basis

(1)	Loans include loans held for sale and nonaccrual loans.

(2)
Yields related to investment securities exempt from income taxes are stated on a taxable-equivalent basis assuming a federal income tax rate of 34.0 percent. The taxable-equivalent adjustment was $23 thousand and $46 thousand for the 2014 and 2013 periods, respectively.

(3)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(4)	Net interest margin represents annualized net interest income divided by average interest-earning assets.

Changes in interest income and interest expense can result from variances in both volume and rates. The following table presents the relative impact on tax-equivalent net interest income to changes in the average outstanding balances of interest-earning assets and interest-bearing liabilities and the rates earned and paid on such assets and liabilities.

	Change from 2013 to 2014 due to:
(Dollars in thousands)	Volume	Yield/Cost	Total Change
Interest earning assets:
Loans	$9,870	$(1,234)	$8,636
Investment securities	1,365	(231)	1,134
Federal funds and other interest-earning assets	16	(1)	15
Total interest-earning assets	11,251	(1,466)	9,785

Interest-bearing liabilities:
Interest-bearing demand	97	(91)	6
Money market and savings	158	(185)	(27)
Time deposits	523	(107)	416
Total interest-bearing deposits	778	(383)	395
Short-term borrowings	131	(12)	119
Long-term debt	885	592	1,477
Total interest-bearing liabilities	1,794	197	1,991
Change in net interest income	$9,457	$(1,663)	$7,794

Provision for Loan Losses

2Q 2014 compared to 2Q 2013

Provision for loan losses was $464 thousand in the second quarter of 2014 compared to $1.5 million in the second quarter of 2013. The allowance for loan and lease losses ("ALLL") and related provision were calculated separately for non-PCI loans and PCI loans. In the second quarter of 2014, the non-PCI loan provision was $431 thousand and PCI loan provision was $33 thousand. The following table summarizes the changes in the ALLL for each loan category in 2Q 2014 and 2Q 2013.

(Dollars in thousands)	Non-PCI Loans	PCI Loans	Total

2Q 2014:
Balance at April 1, 2014	$5,164	$2,049	$7,213
Net charge-offs	(226)	—	(226)
Provision for loan losses	431	33	464
Balance at June 30, 2014	$5,369	$2,082	$7,451

2Q 2013:
Balance at April 1, 2013	$3,044	$2,483	$5,527
Net charge-offs	(594)	—	(594)
Provision for loan losses	1,889	(397)	1,492
Balance at June 30, 2013	$4,339	$2,086	$6,425

The decrease in provision for loan losses in the second quarter of 2014 compared to the prior year second quarter was primarily due to a reduction on non-PCI loans during second quarter of 2014. Provision expense on non-PCI loans was lower due to a reduction in net loan charge-offs which declined to 0.07 percent of average loans in the second quarter of 2014 from to 0.18 percent in the second quarter of 2013 as well as other improving credit trends. This reduction was partially offset by a increase in PCI loan provision resulting from a provision of $33 thousand on certain PCI loan pools in the second quarter of 2014 compared to $397 thousand in recovery of previous impairment on certain PCI loan pools in the prior year.

The ALLL was $7.5 million, or 0.54 percent of total loans as of June 30, 2014, compared to $7.2 million, or 0.52 percent of total loans as of March 31, 2014, and $6.4 million, or 0.49 percent of total loans as of June 30, 2013. Nonperforming loans as a percentage of total loans was 1.53 percent as of June 30, 2014, which was an increase from 1.50 percent as of March 31, 2014 and 1.14 percent as of June 30, 2013. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 1.44 percent as of June 30, 2014, which was a increase from 1.43 percent as of March 31, 2014 and 1.33 percent as of June 30, 2013.

Due to the significance of the Company's acquired loan portfolio and related acquisition accounting adjustments, traditional credit ratios should not be used when comparing prior periods to the current period or when comparing the Company to other financial institutions. Specifically, the current period (i) ALLL to total loans, (ii) ALLL to nonperforming loans, and (iii) nonperforming loans to total loans should not be compared to prior periods or other financial institutions.

Loans acquired with evidence of credit deterioration since origination are accounted for as PCI loans. Subsequent to acquisition of these loans, estimates of cash flows expected to be collected are updated each reporting period based on assumptions regarding default rates, loss severities, and other factors that reflect current market conditions. If the Company has probable decreases in cash flows expected to be collected (other than due to decreases in interest rates), the provision for loan losses is charged, resulting in an increase to the allowance for loan losses. Events that would result in probable decreases in expected cash flows include; (i) reductions in estimated collateral values for collateral dependent loans, (ii) loans becoming collateral dependent during the period for which there is an estimated collateral shortfall, (iii) non-payment of cash flows expected to be collected in prior re-estimations, and (iv) deterioration in the weighted average credit grade or past due status for loans with cash flows estimated based on these factors. If there are probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the loans. Events that would result in probable increases in expected cash flows include; (i) increases in estimated collateral values for collateral dependent loans, (ii) loans becoming non-collateral dependent during the period for which there was an estimated collateral shortfall in prior estimations, (iii) actual cash flow collections in excess of prior estimates, and (iv) improvement in the weighted average credit grade or past due status for loans with cash flows estimated based on these factors.

Results of the Company’s second quarter 2014 cash flow re-estimation for PCI loans are summarized as follows.

(Dollars in thousands)	Impairment	Cash Flow Improvement	New Yield	Previous Yield

Loan pools with cash flow improvement	$(375)	$361	7.26%	6.88%
Loan pools with impairment	408	—	9.04%	9.04%
Total	$33	$361	7.53%	7.29%

The second quarter of 2014 cash flow re-estimation indicated a total improvement in the present value of estimated cash flows on PCI loan pools of $328 thousand. The $361 thousand of estimated cash flow improvement on loan pools without previous impairment will be recorded as additional interest income as a prospective yield adjustment over the remaining life of the loans. The $33 thousand impairment was recorded as provision expense in the second quarter of 2014. The pool-level impairment and cash flow improvement were calculated as the difference between the pool-level recorded investment and the net present value of estimated cash flows at the time of the cash flow re-estimation. The provision expense in the second quarter of 2014 was primarily the result of reductions in cash flow estimates in commercial real estate and residential real estate pools partially offset by improved cash flow estimates on certain construction and land development loan pools that had impairment in prior periods. The increase in expected cash flows in the commercial real estate and residential real estate pools was primarily the result of increases in estimated collateral values for collateral dependent loans and actual cash flows in excess of previous estimates.

Year-to-Date

Provision for loan losses was $1.8 million for the six months ended June 30, 2014, which was a reduction from $3.4 million in the same period of 2013. The table below summarizes the changes in the ALLL in 2014 and 2013.

(Dollars in thousands)	Non-PCI Loans	PCI Loans	Total

2014:
Balance at January 1, 2014	$4,682	$2,361	$7,043
Net charge-offs	(1,346)	—	(1,346)
Provision for loan losses	2,033	(279)	1,754
Balance at June 30, 2014	$5,369	$2,082	$7,451

2013:
Balance at January 1, 2013	$2,720	$1,278	$3,998
Net charge-offs	(1,005)	—	(1,005)
Provision for loan losses	2,624	808	3,432
Balance at June 30, 2013	$4,339	$2,086	$6,425

The decrease in provision for loan losses in the 2014 year-to-date period compared to the prior year period was the product of cash flow improvements on certain previously impaired PCI loan pools and lower provision on non-PCI loans. The improved cash flows on PCI loans generated provision reversal of $279 thousand in 2014. Due to cash flow deterioration in certain PCI loan pools in the prior year, PCI provision expense totaled $808 thousand in that period. There were also lower provision on the non-PCI loan portfolio, primarily due to improving credit trends.

Non-Interest Income

The following table provides a summary of non-interest income for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2014	2013	2014	2013

Service charges and fees on deposit accounts	$1,487	$1,525	$2,802	$2,040
Government-guaranteed lending	2,121	1,058	4,462	2,177
Mortgage banking	530	1,096	848	1,487
Bank-owned life insurance	389	310	695	505
Gain on sales of available for sale securities	217	123	217	1,215
Gain on acquisition	—	7,382	—	7,382
Other	523	743	910	893
Total non-interest income	$5,267	$12,237	$9,934	$15,699

2Q 2014 compared to 2Q 2013

Non-interest income totaled $5.3 million in the second quarter of 2014, compared to $12.2 million in the second quarter of 2013. Operating non-interest income, which excludes the gain on acquisition and securities gains, totaled $5.1 million in the second quarter of 2014 which was an increase from $4.7 million in the second quarter of 2013. The increase was primarily the result of higher income from the Company's government-guaranteed, small business lending program of $1.1 million on higher production and loan sales. This increase was partially offset by $566 thousand in lower mortgage banking income resulting from lower market demand.

Year-to-Date

Non-interest income totaled $9.9 million in the six months ended June 30, 2014 compared to $15.7 million in the 2013. The decrease was primarily the result of a $7.4 million gain on acquisition recorded in then second quarter of 2013. Excluding the gain on acquisition and securities gains, operating non-interest income increased from 2013 to 2014 due to higher income from the Company's government-guaranteed, small business lending program of $2.3 million on higher production and loan sales and a $762 thousand increase in service charges on deposit accounts. These increases were partially offset by lower mortgage banking income.

Non-Interest Expense

The following table provides a summary of non-interest expense for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2014	2013	2014	2013

Salaries and employee benefits	$8,574	$11,009	$17,588	$17,000
Occupancy and equipment	2,523	2,408	5,159	3,955
Data processing	991	1,075	2,021	1,719
FDIC deposit insurance premiums	365	400	755	627
Professional services	594	914	1,138	1,411
Foreclosed asset expense, net	151	79	414	262
Loan, collection, and repossession expense	350	792	1,029	1,253
Merger and conversion costs	1,968	11,961	3,177	13,562
Restructuring charges	93	—	929	—
Other	2,186	2,502	4,316	4,018
Total non-interest expense	$17,795	$31,140	$36,526	$43,807

2Q 2014 compared to 2Q 2013

Non-interest expense totaled $17.8 million in the second quarter of 2014, which was an decrease from $31.1 million in the second quarter of 2013. Operating non-interest expense, which excludes non-recurring merger and conversion costs and restructuring charges declined from $19.2 million in the second quarter of 2013 to $15.7 million in the second quarter of 2014, Lower expenses were primarily due to decreases in salaries and employee benefits, professional services, and loan, collection, and repossession expenses. The Company's operating efficiency ratio, which excludes non-recurring merger and conversion costs and restructuring charges, improved from 76.2 percent in the second quarter of 2013 to 65.3 percent in the second quarter of 2014. Much of the improvement in the operating efficiency ratio was due to increased scale and operating leverage provided by the ECB Merger combined with cost cutting measures implemented since the merger which will continue to benefit the Company going forward.

Year-to-Date

Non-interest expense totaled $36.5 million in the 2014 year-to-date period, which was an decline from $43.8 million in the same period of 2013. Operating non-interest expense, which excludes non-recurring merger and conversion costs and restructuring charges, totaled $32.4 million in 2014 compared to $30.2 million in 2013. The increase in operating non-interest expense was primarily the result of increases in salaries and employee benefits, occupancy and equipment, data processing, and other non-interest expense categories due to the ECB Merger which added employees, branch and other facilities, and equipment to the Company's expense base. These increases were partially offset by cost saving initiatives implemented since the merger. For example, full time equivalent employees for the combined Company have decreased from 520 at the ECB Merger date to 425 as of June 30, 2014. As a result of the cost cutting initiatives, greater scale, and core revenue growth, the Company's operating efficiency ratio improved from 80.71 percent in the first six months of 2013 to 67.67 percent in 2014.

Income Taxes

2Q 2014 compared to 2Q 2013

The Company’s income tax expense was $2.5 million in the second quarter of 2014 compared to an income tax benefit of $2.8 million in the second quarter of 2013. Taxable income is calculated using pre-tax net income adjusted for the one-time, non-taxable acquisition gain, non-taxable municipal investment income, bank-owned life insurance income, and non-deductible merger costs.

Year-to-Date

The Company’s income tax expense was $4.2 million for the six months ended June 30, 2014 compared to an income tax benefit of $3.2 million in 2013. Taxable income is calculated using pre-tax net income adjusted for the one-time, non-taxable acquisition gain, non-taxable municipal investment income, bank-owned life insurance income, and non-deductible merger costs.

Based on the Company's analysis of positive and negative evidence regarding future realization of its deferred tax assets, which included an evaluation of historical and forecasted pre-tax earnings, net operating loss carryforward periods, merger costs and savings, asset quality trends, capital levels, and potential tax planning strategies, the Company determined that there was sufficient positive evidence to indicate that it would likely realize the full value of its deferred tax assets over time and therefore it was determined that no valuation allowance on its deferred tax assets was needed as of June 30, 2014.

Analysis of Financial Condition

Total assets were $2.14 billion as of June 30, 2014, which was a decrease of $19.9 million as compared to December 31, 2013. Earning assets totaled $1.86 billion, or 87 percent of total assets, as of June 30, 2014 compared to $1.88 billion, or 89 percent of total assets, as of December 31, 2013. Earning assets as of June 30, 2014 consisted of $1.37 billion in gross loans, $10.7 million in loans held for sale, $406.6 million in investment securities, including FHLB stock, and $76.1 million in interest-earning deposits with correspondent banks. Deposits were $1.68 billion as of June 30, 2014, which was an increase of $730 thousand as compared to December 31, 2013. Short-term borrowings increased by $14.0 million in the year-to-date period while long-term debt declined by $3.0 million. Stockholders' equity increased by $8.2 million, which was primarily due to 2014 net income, other comprehensive income, and the net impact of a common stock issuance, which was primarily used to redeem outstanding preferred stock and common stock warrants previously issued to the Treasury.

The following table has provides the year-to-date changes in major balance sheet components.

(Dollars in thousands)	June 30, 2014	December 31, 2013	YTD Change

Cash and cash equivalents	$114,895	$100,779	$14,116
Investment securities available for sale	394,492	404,388	(9,896)
Loans held for sale	10,658	8,663	1,995
Loans	1,368,568	1,389,666	(21,098)
Allowance for loan losses	(7,451)	(7,043)	(408)
Other assets	258,307	223,104	35,203
Total assets	$2,139,469	$2,119,557	$19,912

Deposits	$1,676,039	$1,675,309	$730
Short-term borrowings	140,500	126,500	14,000
Long-term debt	69,933	72,921	(2,988)
Other liabilities	12,914	12,919	(5)
Total liabilities	1,899,386	1,887,649	11,737
Stockholders' equity	240,083	231,908	8,175
Total liabilities and stockholders' equity	$2,139,469	$2,119,557	$19,912

Investment Securities

The amortized cost and fair value of the available-for-sale securities portfolio was $398.0 million and $394.5 million, respectively, as of June 30, 2014 compared to $415.1 million and $404.4 million, respectively, as of December 31, 2013. The fair value of available for sale securities decreased by $9.9 million year-to-date through June 30, 2014, which reflected normal investment maturities and paydowns partially offset by improving bond values due to decreased interest rates.

Marketable investment securities are accounted for as available for sale and are recorded at fair value with unrealized gains and losses charged to accumulated other comprehensive income. The investment securities portfolio as of June 30, 2014 consisted of U.S. government-sponsored enterprise ("GSE") securities, securities guaranteed by the U.S. Small Business Administration ("SBA"), residential mortgage-backed securities (“MBS”), which were all issued by GSEs, investment grade corporate bonds, investment grade commercial MBS issued by financial institutions, investment grade non-taxable municipal obligations, and the common stock of other financial services companies. As of June 30, 2014 and December 31, 2013, the securities portfolio had $2.5 million and $2.4 million, respectively, of unrealized gains and $6.0 million and $13.0 million, respectively, of unrealized losses.

The securities in an unrealized loss position as of June 30, 2014 continue to perform and are expected to perform through maturity, and the issuers have not experienced significant adverse events that would call into question their ability to repay these debt obligations according to contractual terms. Further, because the Company does not intend to sell these investments and does not believe that it will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, unrealized losses on such securities were not considered to represent other-than-temporary impairment as of June 30, 2014.

The following table summarizes the amortized cost and fair value of the securities portfolio.

	June 30, 2014		December 31, 2013
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value

U.S. government-sponsored enterprise securities	$4,976	$4,915	$14,834	$14,673
SBA-guaranteed securities	61,572	61,096	66,579	65,880
Residential MBS	212,350	207,375	216,818	205,260
Corporate bonds	113,835	115,578	109,423	110,740
Commercial MBS	3,624	3,680	5,867	5,938
Municipal obligations – non-taxable	600	601	600	601
Other debt securities	498	498	253	253
Marketable equity securities	538	749	677	1,043
Total securities available for sale	$397,993	$394,492	$415,051	$404,388

The following table summarizes debt securities in the investment portfolio as of June 30, 2014, segregated by major category with ranges of maturities and average yields.

	June 30, 2014
(Dollars in thousands)	Amortized Cost	Fair Value	Weighted Average Yield (1)

U.S. government-sponsored enterprise securities:
One to five years	$4,976	$4,915	1.07%
Total	4,976	4,915	1.07
SBA-guaranteed securities:
One to five years	8,231	8,207	1.37
Over five to ten years	53,341	52,889	1.40
Total	61,572	61,096	1.40
Residential MBS (2):
Within one year	35	59	2.99
One to five years	63,926	63,126	1.70
Over five to ten years	105,949	103,183	2.23
After ten years	42,440	41,007	2.71
Total	212,350	207,375	2.17
Corporate bonds:
Within one year	1,509	1,538	3.08
One to five years	96,763	98,601	2.07
Over five to ten years	15,563	15,439	3.08
Total	113,835	115,578	2.22
Commercial MBS (2):
One to five years	3,624	3,680	1.20
Total	3,624	3,680	1.20
Municipal obligations - non-taxable:
Within one year	600	601	6.44
Total	600	601	6.44
Other debt securities:
Within one year	498	498	1.10
Total	498	498	1.10
Total debt securities	$397,455	$393,743	2.05

(1)	Yields are calculated on a taxable equivalent basis using the statutory federal income tax rate of 34 percent. Yields are calculated based on the amortized cost of the securities.

(2)	Mortgage-backed securities, which are not due at a single maturity date, have been included in maturity groupings based on weighted average maturities anticipating future prepayments.

The Company also owned $9.0 million and $8.9 million of FHLB stock as of June 30, 2014 and December 31, 2013, respectively. This stock is recorded at cost and is classified separately from investment securities on the consolidated balance sheets.

Loans

The primary goal of the Company's lending function is to help clients achieve their financial goals by providing quality loan products that are fair to the client and profitable to the Company. In addition to the importance placed on client knowledge and continuous involvement with clients, the Company's lending process incorporates the standards of a consistent company-wide credit culture and an in-depth knowledge of our local markets. Furthermore, the Company employs strict underwriting criteria governing the degree of assumed risk and the diversity of the loan portfolio. In this context, the Company strives to meet the credit needs of businesses and consumers in its markets while pursuing a balanced strategy of loan profitability, loan growth, and loan quality.

Loans, net of deferred loan fees, totaled $1.37 billion as of June 30, 2014, which was a decrease of $21.1 million from December 31, 2013. The modest decline in loan balances from year end 2013 was primarily the result of seasonal trends on agricultural loans as well as normal repayments and maturities on the portfolio exceeding the demand for new loans that meet our lending criteria. The Company expects opportunities for new loan originations to continue to be competitive and feels we are positioned well to originate loans to maintain our net lending levels while meeting our lending criteria. The composition of the Company’s loan portfolio as of June 30, 2014 was as follows: 46.8 percent in commercial real estate loans, 16.8 percent in commercial and industrial loans, 14.3 percent in commercial construction and land development loans, 14.0 percent in residential real estate loans, 1.1 percent in consumer construction and land development loans, 6.5 percent in home equity loans and lines of credit, and consumer loans at 0.5 percent. The composition of the loan portfolio as of December 31, 2013 was as follows: 48.2 percent in commercial real estate loans, 16.6 percent in commercial and industrial loans, 12.5 percent in commercial construction and land development loans, 13.7 percent in residential real estate loans, 1.6 percent in consumer construction and land development loans, 6.8 percent in home equity loans and lines of credit, and consumer loans at 0.6 percent.

For each acquired loan portfolio, the Company made fair value adjustments by projecting expected future principal and interest cash flows over the remaining life of each loan and then discounting those cash flows based on then-current market rates for similar loans. Because acquired loans are marked to fair value and the legacy allowance for loan losses is eliminated at acquisition, the Company believes an analysis of the loan portfolio carrying value and unpaid borrower principal balances ("UPB") is important in evaluating the portfolio.

The following table summarizes the UPB and carrying amounts of the loan portfolio by type.

	June 30, 2014			December 31, 2013
(Dollars in thousands)	UPB	Carrying Amount	% of UPB	UPB	Carrying Amount	% of UPB

Commercial:
Commercial real estate	$661,719	$640,479	96.8%	$685,336	$670,084	97.8%
Commercial and industrial	233,456	230,233	98.6%	234,905	230,614	98.2%
Construction and development	208,261	195,373	93.8%	181,758	173,870	95.7%
Consumer:
Residential real estate	196,527	191,641	97.5%	195,166	190,344	97.5%
Construction and development	16,848	15,076	89.5%	24,108	22,520	93.4%
Home equity	91,549	89,039	97.3%	98,527	94,390	95.8%
Consumer	7,384	7,097	96.1%	8,697	8,332	95.8%
Total	$1,415,744	$1,368,938	96.7%	$1,428,497	$1,390,154	97.3%

Acquired loans decreased from $704.9 million as of December 31, 2013 to $620.7 million as of June 30, 2014 while non-acquired loans increased from $685.3 million as of December 31, 2013 to $748.2 million as of June 30, 2014. As the portfolio mix becomes more heavily weighted toward non-acquired loans, the portfolio more closely reflects the Company's current underwriting standards and its portfolio allocation strategy.

The following table summarizes the scheduled maturities of loans separated by fixed and variable rate loans.

	June 30, 2014
(Dollars in thousands)	Commercial Real Estate	Commercial Construction and Development	Commercial and Industrial	Residential Real Estate	Consumer Construction	Home Equity	Consumer	Total

Fixed Rate: (1)
1 year or less	$40,883	$9,285	$8,419	$9,794	$2,856	$635	$2,103	$73,975
1-5 years	316,581	29,529	53,184	68,401	10,051	2,563	2,998	483,307
After 5 years	69,287	3,673	9,961	20,094	948	254	455	104,672
Total	426,751	42,487	71,564	98,289	13,855	3,452	5,556	661,954
Variable Rate: (1)
1 year or less	25,716	93,707	76,685	10,544	967	2,905	855	211,379
1-5 years	130,020	41,710	39,571	9,970	254	8,493	491	230,509
After 5 years	57,992	17,469	42,413	72,838	—	74,189	195	265,096
Total	213,728	152,886	158,669	93,352	1,221	85,587	1,541	706,984
Total loans	$640,479	$195,373	$230,233	$191,641	$15,076	$89,039	$7,097	$1,368,938

(1)	Loan maturities are presented based on the final contractual maturity of each loan and do not reflect contractual principal payments prior to maturity on amortizing loans.

Loans acquired with evidence of credit deterioration since origination are accounted for as PCI loans. Where possible, PCI loans with common risk characteristics are grouped into pools at acquisition. For PCI loan pools, the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the PCI loans using the effective yield method, provided that the timing and the amount of future cash flows is reasonably estimable. Accordingly, such loans are not classified as nonaccrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for PCI loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference. The recorded investment in PCI loans as of June 30, 2014 totaled $157.7 million, of which $156.4 million were grouped into pools and $1.3 million were accounted for on an individual loan basis. The recorded investment in PCI loans as of December 31, 2013 totaled $176.9 million, of which $175.5 million were grouped into pools and $1.3 million were accounted for on an individual loan basis.

Nonperforming Assets

Loans are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date. Loans are generally classified as nonaccrual if they are past due for a period of 90 days or more, unless such loans are well secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or as partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance of interest and principal by the borrower in accordance with the contractual terms.

PCI loans with common risk characteristics are grouped in pools at acquisition. These loans are evaluated for accrual status at the pool level rather than the individual loan level and performance is based on management's ability to reasonably estimate the amount and timing of future cash flows rather than a borrower's ability to repay contractual loan amounts. Since management is able to reasonably estimate the amount and timing of future cash flows on the Company's PCI loan pools, none of these loans have been identified as nonaccrual. However, PCI loans included in pools are identified as nonperforming if they are past due 90 days or more at acquisition or become 90 days or more past due after acquisition. The past due status is determined based on the contractual terms of the individual loans.

While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to the principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Assets acquired as a result of foreclosure are recorded at estimated fair value in other real estate (or foreclosed assets). Any excess of cost over estimated fair value at the time of foreclosure is charged to the allowance for loan losses. Valuations are periodically performed on these properties, and any subsequent write-downs are charged to earnings. Routine maintenance and other holding costs are included in non-interest expense.

A loan, excluding pooled PCI loans, is classified as a troubled debt restructuring (“TDR”) by the Company when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. The Company grants concessions by (1) reduction of the stated interest rate for the remaining original life of the debt or (2) extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. The Company does not generally grant concessions through forgiveness of principal or accrued interest.

The Company’s policy with respect to accrual of interest on loans restructured in a TDR follows relevant supervisory guidance. That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is likely. If a borrower was materially delinquent on payments prior to the restructuring but shows the capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual until there is demonstrated performance under new terms. Lastly, if the borrower does not perform under the restructured terms, the loan is placed on non-accrual status. The Company closely monitors these loans and ceases accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms.

PCI loans that were classified as TDRs prior to acquisition are not classified as TDRs by the Company after the acquisition date. Subsequent modification of a PCI loan accounted for in a pool that would otherwise meet the definition of a TDR is not reported, or accounted for, as a TDR as such loans are excluded from the scope of TDR accounting. A PCI loan not accounted for in a pool would be reported, and accounted for, as a TDR if modified in a manner that meets the definition of a TDR after the acquisition date.

Nonperforming loans as a percentage of total loans was 1.53 percent as of June 30, 2014, which was a slight increase from 1.51 percent as of December 31, 2013 and a slight increase from 1.14 percent as of June 30, 2013. Total nonperforming assets as a percentage of total assets as of June 30, 2014 totaled 1.44 percent, which was a decline from 1.48 percent as of December 31, 2013 and increase from 1.33 percent as of June 30, 2013. The increase from June 30, 2013 in nonperforming assets was due to increases in nonperforming loans. Acquired PCI loans are reclassified at acquisition to accrual status and thus, not included as nonperforming assets unless they are 90 days or greater past due. As time passes from the respective acquisition dates and a higher portion of the loan portfolio represents loans originated by the Company, nonperforming loans may increase as the acquired PCI loans may become 90 days past due and newly originated loans my become non-accrual. Despite the increase in nonperforming loans, the Company believes that the adjusted ALLL provides adequate coverage for potential credit losses.

The following table summarizes the Company's nonperforming assets.

(Dollars in thousands)	June 30, 2014	December 31, 2013

Nonaccrual loans	$14,735	$14,728
Accruing loans past due 90 days or more (1)	6,193	6,197
Foreclosed assets	9,786	10,518
Total nonperforming assets	$30,714	$31,443

Restructured loans not included above	$4,000	$534
(1)    Balances include PCI loans past due 90 days or more that are grouped in pools which accrue interest based on pool yields.

The following table summarizes the Company’s nonperforming loans by type.

	June 30, 2014		December 31, 2013
(Dollars in thousands)	Carrying Value	% of Loans in Category	Carrying Value	% of Loans in Category

Commercial:
Commercial real estate	$8,888	1.39%	$8,152	1.22%
Commercial and industrial	3,269	1.42%	2,197	0.95%
Construction and development	2,823	1.44%	4,575	2.63%
Consumer:
Residential real estate	3,307	1.73%	2,938	1.54%
Construction and development	421	2.79%	847	3.76%
Home equity	2,088	2.35%	2,052	2.17%
Consumer	132	1.86%	164	1.97%
Total nonperforming loans	$20,928	1.53%	$20,925	1.51%

Allowance for Loan Losses

The ALLL and related provision are calculated separately for PCI loans and non-PCI loans. The following description of the Company's ALLL methodology primarily relates to non-PCI loans. The evaluation of PCI loans for impairment follows a different methodology which is described above. The ALLL is a reserve established through a provision for probable loan losses charged to expense. Balances are charged against the ALLL when the collectability of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. The ALLL is maintained at a level based on management's best estimate of probable credit losses that are inherent in the loan portfolio. Management evaluates the adequacy of the ALLL on at least a quarterly basis.

For non-PCI loans, the evaluation of the adequacy of the ALLL includes both loans evaluated collectively for impairment and loans evaluated individually for impairment. The determination of loss rates on loans collectively evaluated for impairment involves considerations of historic loan loss experience as well as certain qualitative factors such as current delinquency levels and trends, loan growth, loan portfolio composition, prevailing economic conditions, the loan review function, and other relevant factors. The annualized trailing three-year historical loss rates are used in combination with the qualitative factors to determine appropriate loss rates for each identified risk category.

The Company utilizes an internal grading system to assign the degree of inherent risk on each loan in the portfolio. The risk grade is initially assigned by the lending officer and reviewed by the credit administration function. The internal risk grading system is reviewed and tested periodically by the loan review function. The Company's ALLL model uses the internal loan grading system to segment each category of loans by risk grade. Calculated loss rates are weighted more heavily for higher risk loans.

A loan, excluding PCI loans, is considered individually impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Reserves, or charge-offs, on individually impaired loans that are collateral dependent are based on the fair value of the underlying collateral, less an estimate of selling costs, while reserves, or charge-offs, on loans that are not collateral dependent are based on either an observable market price, if available, or the present value of expected future cash flows discounted at the historical effective interest rate. PCI loans within pools are not evaluated individually for impairment.

The following table presents the allocation of the ALLL for the periods presented.

	June 30, 2014		December 31, 2013
(Dollars in thousands)	Amount	% of Total Allowance	Amount	% of Total Allowance

Commercial:
Commercial real estate	$2,553	34.26%	$2,419	34.34%
Commercial and industrial	878	11.78	805	11.43
Construction and development	1,393	18.70	1,400	19.88
Consumer:
Residential real estate	1,786	23.97	1,673	23.75
Construction and development	181	2.43	187	2.66
Home equity	561	7.53	476	6.76
Consumer	99	1.33	83	1.18
Total allowance for loan losses	$7,451	100.00%	$7,043	100.00%

The following table summarizes changes in the ALLL for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2014	2013	2014	2013

ALLL, beginning of period	$7,213	$5,527	$7,043	$3,998
Charge-offs:
Commercial:
Commercial real estate	—	—	242	14
Commercial and industrial	205	18	446	77
Construction and development	—	57	196	117
Consumer:
Residential real estate	11	231	207	424
Home equity	83	210	271	302
Consumer	36	135	132	218
Total charge-offs	335	651	1,494	1,152
Recoveries:
Commercial:
Commercial real estate	1	4	5	18
Commercial and industrial	23	—	28	8
Construction and development	2	38	2	47
Consumer:
Residential real estate	13	9	24	62
Home equity	64	3	76	5
Consumer	6	3	13	7
Total recoveries	109	57	148	147
Net charge-offs	226	594	1,346	1,005
Provision for loan losses	464	1,492	1,754	3,432
ALLL, end of period	$7,451	$6,425	$7,451	$6,425

Net charge-offs to average loans (annualized)	0.07%	0.18%	0.19%	0.19%

The ALLL to total loans was 0.54 percent as of June 30, 2014, which was an increase from 0.52 percent as of December 31, 2013. Including acquisition accounting fair value discounts, the adjusted ALLL declined from 2.75 percent as of December 31, 2013 to 2.42 percent as of June 30, 2014. The decline in adjusted ALLL was primarily due to the accretion of fair value discounts. The following non-GAAP reconciliation provides a calculation of the adjusted ALLL and the related adjusted ALLL as a percentage of total loans for the periods presented.

(Dollars in thousands)	June 30, 2014	December 31, 2013

Allowance for loan losses (GAAP)	$7,451	$7,043
Net acquisition accounting fair value discounts to loans	25,624	31,152
Adjusted allowance for loan losses	33,075	38,195
Loans	$1,368,568	$1,389,666
Adjusted allowance for loan losses to loans (Non-GAAP)	2.42%	2.75%

Deposits

Total deposits as of June 30, 2014 were $1.68 billion, which was a decrease of $730 thousand from December 31, 2013. As of June 30, 2014 and December 31, 2013, the Company had outstanding time deposits under $100 thousand of $271.7 million and $271.9 million, respectively, and time deposits over $100 thousand of $348.6 million and $363.1 million, respectively.

The composition of the deposit portfolio, by category, as of June 30, 2014 was as follows: 37.0 percent in time deposits, 28.2 percent in money market and savings, 20.8 percent in interest-bearing demand deposits, and 14.0 percent in non-interest bearing demand deposit. The composition of the deposit portfolio, by category, as of December 31, 2013 was as follows: 37.9 percent in time deposits, 27.9 percent in money market and savings, 21.0 percent in interest-bearing demand deposits, and 13.2 percent in non-interest bearing demand deposits.

The following table summarizes the average balances outstanding and average interest rates for each major category of deposits for the periods presented.

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
(Dollars in thousands)	Average Balance	% of Total	Average Rate	Average Balance	% of Total	Average Rate

Non-interest demand	$206,833	12.47%	—%	$192,459	11.81%	—%
Interest-bearing demand	351,204	21.17	0.17	333,215	20.43	0.22
Money market and savings	469,848	28.32	0.27	484,685	29.72	0.29
Time deposits	630,931	38.04	0.76	620,441	38.04	0.70
Total average deposits	$1,658,816	100.00	0.40	$1,630,800	100.00	0.40

The overall mix of average deposits has remained relatively stable in 2014 as interest rates have also remained relatively stable and customers' cash mix appetite has been stable. The Company believes its deposit product offerings are properly structured to attract and retain core low-cost deposit relationships. The average cost of deposits remained at 0.40 percent in the second quarter of 2014 when compared to 0.40 percent in the second quarter of 2013 as the Company adjusted interest rates it pays on certain checking and money market accounts after the ECB Merger and incorporated the ECB deposit base and maintained that rate structure following the merger.

Short-Term Borrowings and Long-Term Debt

The Company uses short-term borrowings and long-term debt to provide both funding and, to a lesser extent, regulatory capital. Short-term borrowings totaled $140.5 million and $126.5 million as of June 30, 2014 and December 31, 2013, respectively, and consisted of FHLB advances maturing within twelve months. Long-term debt as of both June 30, 2014 and December 31, 2013 consisted of $7.0 million in a subordinated term loan issued to a non-affiliated financial institution and $5.6 million in junior subordinated debt issued in the form of trust preferred securities. As of June 30, 2014 and December 31, 2013, long-term debt also included $38.1 million in 10-year subordinated notes issued in August 2013. In addition, the Company had outstanding long-term FHLB advances of $16.0 million and $19.0 million as of June 30, 2014 and December 31, 2013, respectively.

Stockholders’ Equity

On January 31, 2014, the Company completed the sale of 9.2 million shares of its common stock for approximately $47 million in a private placement issuance to new and existing accredited investors, including certain members of the Company's Board of Directors and their affiliates (the "Capital Raise"). The net proceeds of the Capital Raise were primarily used to repurchase the Company’s Series A and Series B Preferred Stock, which occurred on February 19, 2014, and to repurchase the common stock warrants, which occurred on June 11, 2014.

Total stockholders’ equity was $240.1 million as of June 30, 2014, which was an increase of $8.2 million from December 31, 2013. This increase was primarily due to net income of $5.7 million, other comprehensive income of $3.0 million, and the net impact of the Capital Raise and the preferred stock redemption. Dividends and accretion on preferred stock totaled $377 thousand in 2014, which decreased stockholders' equity.

Liquidity

Liquidity management involves the ability to fund the needs and requirements of depositors and borrowers, paying operating expenses and ensuring compliance with regulatory liquidity requirements. To ensure the Company is positioned to meet immediate and future cash demands, it relies on internal analysis of liquidity, knowledge of current economic and market trends and forecasts of future conditions. Investment portfolio principal payments and maturities, loan principal payments, deposit growth, brokered deposit sources, and available borrowings from the FHLB, the Federal Reserve Bank, and various federal funds lines from correspondent banks are the primary sources of liquidity for the Company. The primary uses of liquidity are repayments of borrowings, deposit maturities and withdrawals, disbursements of loan proceeds, and investment purchases.

As of June 30, 2014, liquid assets (which include cash and due from banks, interest-earning deposits with banks, federal funds sold and investment securities available for sale) totaled $509.4 million, which represented 24 percent of total assets and 30 percent of total deposits. Supplementing this on-balance sheet liquidity, the Company has available off-balance sheet liquidity in the form of lines of credit from various correspondent banks which totaled $219.5 million as of June 30, 2014. As of June 30, 2014, outstanding commitments for undisbursed lines of credit and letters of credit totaled $336.6 million and outstanding capital commitments to a private investment fund were $1.8 million. Management believes that the aggregate liquidity position of the Company is sufficient to meet deposit maturities and withdrawals, borrowing commitments, loan funding requirements, and operating expenses. Core deposits (total deposits less brokered deposits), one of the Company's most stable sources of liquidity, together with common equity capital funded $1.74 billion, or 81 percent, of total assets as of June 30, 2014 compared with $1.74 billion, or 82 percent, of total assets as of December 31, 2013.

Contractual Obligations

The following table presents the Company's significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient. The table excludes liabilities recorded where management cannot reasonably estimate the timing of any payments that may be required in connection with these liabilities.

	June 30, 2014
(Dollars in thousands)	1 Year or Less	Over 1 to 3 Years	Over 3 to 5 Years	More Than 5 Years	Total

Time deposits	$308,695	$228,404	$83,237	$—	$620,336
Short-term borrowings	140,500	—	—	—	140,500
Long-term debt	72	16,386	249	53,226	69,933
Operating leases	3,367	6,042	5,724	8,614	23,747
Total contractual obligations	$452,634	$250,832	$89,210	$61,840	$854,516

Capital

The maintenance of appropriate levels of capital is a management priority and is monitored on a regular basis. The Company's principal goals related to the maintenance of capital are to provide adequate capital to support the Company's risk profile, provide financial flexibility to support future growth and client needs, comply with relevant laws, regulations, and supervisory guidance, and provide a competitive return to stockholders.

Banking regulators have defined capital into the following components: (1) Tier 1 capital, which includes common stockholders' equity and qualifying preferred equity, and (2) Tier 2 capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock which does not qualify as Tier 1 capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines which require a financial institution to maintain capital as a percent of its assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). A financial institution is required to maintain, at a minimum, Tier 1 capital as a percentage of risk-adjusted assets of 4.0 percent and combined Tier 1 and Tier 2 capital as a percentage of risk-adjusted assets of 8.0 percent. In addition to the risk-based guidelines, federal regulations require the Bank to maintain a minimum leverage ratio (Tier 1 capital as a percentage of tangible assets) of 4.0 percent. The following table summarizes the calculation of the Bank's regulatory capital ratios.

(Dollars in thousands)	June 30, 2014	Regulatory Minimum	Well Capitalized Requirement

Tier 1 capital	$212,090
Tier 2 capital	14,875
Total capital	$226,965

Average assets for leverage ratio	$2,056,741
Risk-adjusted assets	$1,729,832

Regulatory capital ratios:
Tier 1 leverage	10.31%	4.00%	5.00%
Tier 1 risk-based capital	12.26%	4.00%	6.00%
Total risk-based capital	13.12%	8.00%	10.00%

VantageSouth Bancshares, Inc. is not required to report regulatory capital ratios since Piedmont is the top-tier holding company in the organization. If the Company were to report consolidated regulatory capital ratios calculated consistently with federal regulations for bank holding companies, its tier 1 leverage, tier 1 risk-based capital, and total risk-based capital ratios would have been 8.67 percent, 10.31 percent and 13.37 percent, respectively, as of June 30, 2014.

The Company's tangible book value per common share was $3.77 as of June 30, 2014 compared to $3.41 as of December 31, 2013. Tangible common equity to tangible assets was 9.89 percent as of June 30, 2014 compared to 7.52 percent as of December 31, 2013. The following table presents the calculation of tangible book value per common share and tangible common equity to tangible assets, which are non-GAAP financial metrics. Increases in these metrics was primarily the result of the issuance of $46.9 million in common stock in a private placement and the subsequent redemption of the preferred stock and common stock warrants previously issued to the Treasury.

(Dollars in thousands)	June 30, 2014	December 31, 2013

Total stockholders' equity	$240,083	$231,908
Less: Series A preferred stock	—	24,894
Less: Series B preferred stock	—	17,891
Less: Goodwill and other intangible assets, net	31,686	32,137
Tangible common equity	$208,397	$156,986
Common shares outstanding	55,269,712	46,037,685
Tangible book value per common share	$3.77	$3.41

Total assets	$2,139,469	$2,119,557
Less: Goodwill and other intangible assets, net	31,686	32,137
Tangible assets	$2,107,783	$2,087,420
Tangible common equity to tangible assets	9.89%	7.52%